Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of January 30, 2011

by and among

MIDOCEAN PPL HOLDINGS CORP.,

PPL ACQUISITION CORP.

and

PRE-PAID LEGAL SERVICES, INC.

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TABLE OF CONTENTS

i

EXHIBITS

Exhibit A                      Guarantee
Exhibit B                      Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2011 (this “Agreement”), by and among MIDOCEAN PPL HOLDINGS CORP., a Delaware corporation (“Parent”), PPL ACQUISITION CORP., an Oklahoma corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and PRE-PAID LEGAL SERVICES, INC., an Oklahoma corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the respective boards of directors of each of Parent and Merger Sub, and the board of directors of the Company (the “Company Board”) acting upon the recommendation of the Special Committee, have approved and declared advisable this Agreement and the Merger;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to and a condition to the willingness of the Company to enter into this Agreement, MidOcean Partners III, L.P., MidOcean Partners III-A, L.P. and MidOcean Partners III-D, L.P. (the “Guarantors”) are entering into a limited guarantee in favor of the Company in the form attached as Exhibit A hereto (the “Guarantee”), pursuant to which the Guarantors are, among other things, guaranteeing, pursuant to and subject to the terms thereof, certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“2010 Audited Financials” has the meaning set forth in Section 7.11(a)(v).

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that are substantially similar to those contained in the Confidentiality Agreement.

“Additional Material Regulatory Consents” means, in addition to the Consents identified in clauses (i), (ii) and (iii) of Section 8.01(b), any Consent of, from or with any Governmental Entity that is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, that, if not obtained would materially impair the benefits, taken as a whole, that Parent or Merger Sub reasonably expects to derive from the consummation of the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Transaction Agreement” has the meaning set forth in Section 6.02(d).

“Alternative Transaction Proposal” has the meaning set forth in Section 6.02(i)(i).

“Applicable Accounting Principles” has the meaning set forth in Section 4.06(c).

“Applicable Tax Law” means any applicable Law relating to Taxes (including regulations and other official pronouncements of any Governmental Entity or political subdivision of such jurisdiction charged with interpreting such applicable Law).

“Associate Compensation Plans” means the compensation or other incentive plans or programs of the Company and the Company Subsidiaries with respect to their sales associates, including commission, bonus and other incentive arrangements, including, the Player’s Club incentive program.

“Business Day” means any day, other than (a) any Saturday or Sunday, (b) any other day on which banks in New York, New York or Oklahoma City, Oklahoma are authorized or required by Law to be closed for business or (c) any day on which the Office of the Secretary of State of the State of Oklahoma is closed for business.

“Certificate” or “Certificates” mean the certificate or certificates that immediately prior to the Effective Time represent outstanding shares of Company Common Stock.

“Certificate of Merger” means a certificate of merger to be filed with the Secretary of State of the State of Oklahoma to effect the Merger.

“Change of Recommendation” has the meaning set forth in Section 6.02(f).

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble hereto.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.02(d).

“Company Board” has the meaning set forth in the recitals hereto.

“Company Bylaws” means the amended and restated bylaws of the Company, as amended to the date of this Agreement.

“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and the Company Special Preferred Stock.

“Company Charter” means the amended and restated certificate of incorporation of the Company, as amended to the date of this Agreement.

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.

“Company Employees” has the meaning set forth in Section 7.09(a).

“Company Financial Advisor” means Berenson & Company, LLC.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.15(a).

“Company Material Adverse Effect” means any (a) change, event or effect that, when viewed on both a short-term and a long-term basis, is material and adverse to the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) material adverse effect on the ability of the Company to consummate the Merger; provided, however, that no change, event or effect relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i)  changes in Law; (ii) general conditions applicable to the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global (including trade embargoes and changes in interest rates); (iii) acts of God (including earthquakes, hurricanes, tornados or other natural disasters), acts of war, armed hostilities, terrorism, sabotage or civil unrest; (iv) the announcement or disclosure of the existence or terms of this Agreement or the Merger, including, any impact thereof (A) on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, associates, provider attorneys or members or (B) resulting in any decrease in membership sales or the recruitment of new associates; (v)  any Proceeding brought by or on behalf of a shareholder of the Company relating to this Agreement or the transactions contemplated hereby; (vi) conditions affecting the insurance industry generally; (vii) changes in GAAP; (viii) the taking of any action by the Company required by this Agreement or consented to by Parent; (ix) changes in the market price of any of the Company’s securities (provided that the underlying causes of such changes shall not be excluded); (x) any failure by the Company to meet any internal or external projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that the underlying causes of such failure shall not be excluded); or (xi) any loss by the Company of the services of Harland C. Stonecipher; provided, however, that changes set forth in clauses (i) through (iii), (vi) and (vii) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur if and to the extent such changes have a substantially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the insurance industry.

“Company Option Plan” means the Pre-Paid Legal Services, Inc. Stock Option Plan, as amended effective May 29, 2003.

“Company Plans” has the meaning set forth in Section 4.10(a).

“Company Preferred Stock” means the Preferred Stock, par value $1.00 per share, of the Company.

“Company Recommendation” has the meaning set forth in Section 4.04(b).

“Company Representatives” has the meaning set forth in Section 7.03.

“Company Retained Qualifiers” means all qualifications and exceptions relating to materiality, Company Material Adverse Effect or words of similar import contained in Sections 4.06(a), 4.06(b), 4.06(c), 4.07, 4.08, 4.10(a) and 4.14(a) solely with respect to the requirement to provide information on disclosure schedules to the extent that the absence of such qualifications or exceptions would cause the disclosure schedules provided to Parent to be inaccurate or incomplete.

“Company SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company at any time on or after January 1, 2008.

“Company Shareholder Approval” has the meaning set forth in Section 4.04(a).

“Company Shareholders Meeting” has the meaning set forth in Section 7.01.

“Company Special Preferred Stock” means the Special Preferred Stock, par value $1.00 per share, of the Company.

“Company Stock Option” means any option to purchase Company Common Stock granted under the Company Option Plan or otherwise.

“Company Subsidiaries” means the Subsidiaries of the Company set forth in Section 1.01 of the Company Disclosure Schedule.

“Company Termination Fee” has the meaning set forth in Section 9.02(b)(i).

“Confidentiality Agreement” means the confidentiality agreement, dated November 1, 2010, between the Company and MidOcean Associates, SPC.

“Consent” means any consent, approval, license, Permit, Order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, instrument or other binding arrangement.

“Debt Financing” has the meaning set forth in Section 5.05.

“Debt Financing Commitment” has the meaning set forth in Section 5.05.

“Dissenting Shares” has the meaning set forth in Section 3.02.

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Laws” means all Laws relating to the environment, pollution, preservation, protection or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and welfare and worker health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, interest, or other responsibility incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Entity or other Person or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Equity Financing” has the meaning set forth in Section 5.05.

“Equity Financing Commitment” has the meaning set forth in Section 5.05.

 “Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation or trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Filed Company SEC Documents” means all Company SEC Documents that were filed and publicly available prior to the date of this Agreement.

“Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in each of the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2009, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and any consolidated financial statements of the Company and the Company Subsidiaries filed with the SEC after the date hereof, including in each case the footnotes thereto.

“Financing” has the meaning set forth in Section 5.05.

“Financing Commitments” has the meaning set forth in Section 5.05.

“Florida Application” has the meaning set forth in Section 7.04(b).

“Florida Insurance Law” means Chapters 624 through 651 of the Florida Statutes and the rules, regulations, bulletins and circular letters issued thereunder.

“Foreign Competition Laws” means any Laws relating to the regulation of monopolies or competition in any non-U.S. jurisdiction.

“Foreign Plan” means any employee benefit plan, program, agreement, policy, arrangement or contract that covers employees of the Company and its Affiliates who are employed outside of the United States.

“Former Company Employees” has the meaning set forth in Section 7.09(a).

“Fund Manager” means MidOcean US Advisor, LP.

“GAAP” means generally accepted accounting principles, as applied, in the United States.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, court, agency, department, division, commission, body or other legislative, executive or judicial governmental entity, including any subdivision thereof.

“Guarantee” has the meaning set forth in the recitals hereto.

“Guarantors” has the meaning set forth in the recitals hereto.

“Hazardous Materials” means any material, substance of waste that is regulated under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

 “Indebtedness” means all indebtedness of the Company and any of the Company Subsidiaries, determined in accordance with GAAP, including (i) borrowed money (other than intercompany indebtedness), (ii) notes payable, (iii) capital leases, (iv) obligations evidenced by letters of credit, (v) obligations under earn out obligations or arrangements creating any obligation with respect to the deferred purchase price of property, (vi) interest rate or currency obligations, including swaps, hedges or similar arrangements and (vii) any guarantee of any of the foregoing, but excluding trade payables in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 7.06(a).

“Information” has the meaning set forth in Section 10.12.

“Insurance Company Statements” has the meaning set forth in Section 4.06(c).

“Insurance Company Subsidiaries” has the meaning set forth in Section 4.06(c).

“Intellectual Property Rights” means all of the following (including all right, title or interest in or arising under the Laws of the United States, any state or common law or the Laws of any other country or international treaty associated with): (a) patents and applications therefor and all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trademarks, service marks, trade names, designs, logos, trade dress, Internet domain names and other indicia of origin, and all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) works of authorship, copyrights, copyright registrations and applications, and renewals therefor; (d) trade secrets and other proprietary, business and other information (including know-how, improvements, processes, methods, protocols, specifications, confidential information, technical and other data, databases, customer lists, marketing and other plans and proposals, methodologies, ideas, research and development, and all documentation relating to any of the foregoing); (e) software (including source code, executable  code, data, databases, and related documentation); (f) all other proprietary and intellectual property rights; and (g) copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intervening Event” means an event or circumstance that was not known to the Company Board or the Special Committee on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board or the Special Committee as of the date hereof), which event or circumstance, or any consequences thereof, becomes known to the Company Board of the Special Committee prior to the time at which the Company receives the Company Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Alternative Transaction Proposal or Superior Proposal constitute an Intervening Event.

 “IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of Harland C. Stonecipher, Mark Brown, Randy Harp, Kathleen S. Pinson, Keri Prince, Melanie Lawson, John Long and Steve Williamson and (ii) with respect to Parent, the actual knowledge of Frank Schiff, Elias Dokas and Noah Rabinsky.

“Laws” means all federal, state, local or non-U.S. laws (including common law), statutes, ordinances, codes, rules, regulations, orders and decrees of Governmental Entities.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Leases” means all leases, subleases, licenses, and other agreements pursuant to which the Company or any Company Subsidiary holds any Leased Real Property.

“Lender Identified Person” means Macquarie Capital (USA) Inc., the syndicate of banks, financial institutions and other entities arranged by the arranger in the Financing and each of its and their respective affiliates and subsidiaries (including MIHI LLC) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing.

“Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

 “Losses” has the meaning set forth in Section 7.06(a).

“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date hereof (A) during which (1) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 7.11(a)(v) and (2) no event has occurred and no conditions exist that would cause any of the conditions set forth in Section 8.03 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-Business-Day period, and (B) the conditions set forth in Section 8.01 have been satisfied (other than conditions that by their nature can be satisfied only at the Closing); provided that the Marketing Period shall not be deemed to have commenced if, (i) on or prior to the completion of such 20-consecutive-Business-Day period, Grant Thornton LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in, or the Company shall have publicly announced any intention to restate any of its financial information contained in, any of the Required Financial Information or (ii) if the financial statements included in the Required Information that is available to Parent on the first day of any such 20-consecutive-Business Day period would not be sufficiently current on any day during such 20-consecutive-Business-Day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20-consecutive-Business-Day period; provided further that if the Marketing Period shall have commenced and/or been completed prior to the date that Parent shall be required to obtain alternative debt financing in accordance with Section 7.18 (unless such obligation is waived by the Company), then the Marketing Period shall, at Parent’s option, be extended for a period of up to an additional twenty (20) consecutive Business Days; and provided further that the Marketing Period shall end on any earlier date on which the Debt Financing shall have been obtained.

“Material Contract” has the meaning set forth in Section 4.14(a).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 3.01(c).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Merger Sub Board” has the meaning set forth in Section 5.03.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

 “Notice Period” has the meaning set forth in Section 6.02(e)(iii).

“NYSE” means the New York Stock Exchange, Inc.

“OGCA” means the Oklahoma General Corporation Act, as amended from time to time.

“Oklahoma Form A” has the meaning set forth in Section 7.04(b).

“Oklahoma Insurance Law” means Title 36 of the Oklahoma Statutes and the rules, regulations, bulletins and circular letters issued thereunder.

“Option Cancellation Time” means the moment in time immediately prior to the Effective Time.

“Order” means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Entity.

“ordinary course of business” means an action taken by a Person that is consistent with the past practices of such Person (including as to frequency and amount).

“Outside Date” has the meaning set forth in Section 9.01(b)(i).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent” has the meaning set forth in preamble hereto.

“Parent Board” has the meaning set forth in Section 5.03.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Group” means, collectively, Parent, the Guarantors or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

“Parent Liability Limitation” has the meaning set forth in Section 10.12(c).

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

“Parent Representatives” has the meaning set forth in Section 7.03.

“Parent Retained Qualifiers” means all qualifications and exceptions relating to materiality, Parent Material Adverse Effect or words of similar import contained in Section 5.07.

 “Parent Termination Fee” has the meaning set forth in Section 9.02(c)(i).

“Paying Agent” has the meaning set forth in Section 3.03(a).

“Permit” means licenses, franchises, permits, consents, approvals, Orders, certificates, authorizations, declarations, registrations, qualifications and filings of all Governmental Entities.

“Permitted Liens” means (a) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary course of business for amounts not yet due and payable and which shall be paid in full and released at Closing, (b) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed and for which appropriate reserves have been established in accordance with GAAP, (c) Liens securing any Indebtedness of the Company or the Company Subsidiaries existing on the date of this Agreement or any refinancing thereof or any Indebtedness not prohibited to be incurred by the Company or any of the Company Subsidiaries under the terms of this Agreement, and (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the Company’s or any Company Subsidiary’s business conducted thereon.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization or other entity or Governmental Entity or “group” (as defined in the Exchange Act).

“Proceeding” means any action, arbitration, proceeding, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Proxy Statement” has the meaning set forth in Section 7.02(a).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, members, employees, agents, advisors (including financial advisors, counsel and accountants), shareholders, owners and controlling persons.

“Required Financial Information” shall have the meaning set forth in Section 7.11(a)(v).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” means the committee of the Company Board formed for the purpose of evaluating the strategic alternatives of the Company.

“Stock Transfer Tax” means any state, local, foreign or provincial Tax which is attributable to the transfer of Company Common Stock pursuant to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Superior Proposal” has the meaning set forth in Section 6.02(i)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Statute” means any takeover, antitakeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

“Third Party” means any Person or group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

“Transaction Litigation” has the meaning set forth in Section 7.17.

“Transfer Taxes” means any state, local, foreign or provincial Tax which is attributable to the transfer of the beneficial ownership of the Company’s or the Company Subsidiaries’ real or personal property.

“Voting Company Debt” means any bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

ARTICLE II

THE MERGER

Section 2.01 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02 Closing.  The Closing shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. (local time) on the second Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver by the parties entitled to the benefits thereof) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing (which, for purposes of this Agreement, shall include the condition set forth in Section 8.02(d)), but subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the parties entitled to the benefits thereof) of those conditions at such time), or at such other place, time and date as shall be agreed in writing between Parent and the Company; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, the Parties shall not be required to effect the Closing until the earlier of (x) a date during the Marketing Period specified by Parent on no less than three Business Days’ prior notice to the Company and (y) the last day of the Marketing Period.

Section 2.03 Effective Time.  At the Closing, the Surviving Corporation will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Oklahoma in accordance with the relevant provisions of the OGCA.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Oklahoma or such later time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the OGCA (the “Effective Time”).  From and after the Effective Time, the Merger shall have all the effects as provided in this Agreement and as provided by Section 1088 of the OGCA (including the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the OGCA).

Section 2.04 Certificate of Incorporation and Bylaws.  (a)  Upon the occurrence of the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in the form of Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Upon the occurrence of the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the certificate of incorporation of the Surviving Corporation or by applicable Law.

Section 2.05 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 2.06 Officers.  The officers of the Company shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company or any Company Subsidiary or Parent or any Subsidiary of Parent shall no longer be outstanding and shall automatically be canceled, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and any Dissenting Shares) shall be converted into the right to receive $66.50 (referred to herein as the “Merger Consideration”) in cash payable to the holder thereof.  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.03, without interest, and except as otherwise provided with respect to unpaid dividends and other distributions in Section 3.04.

Section 3.02 Dissenting Shares.  Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held of record by shareholders who shall not have voted such shares in favor of the Merger and who shall have otherwise satisfied all requirements of Oklahoma Law, including Section 1091 of the OGCA, to have appraisal rights under Section 1091 (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as set forth in Section 3.01(c), but the holders thereof instead shall be entitled to receive, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 1091 of the OGCA; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of that shareholder’s shares in accordance with Section 1091 of the OGCA or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his entitlement to appraisal rights as provided in Section 1091 of the OGCA, or (ii) if a court shall determine that such holder is not entitled to receive payment for his shares or such holder shall otherwise lose his appraisal rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into, and represent only the right to receive, the Merger Consideration as set forth in Section 3.01(c), upon surrender of the certificate or certificates representing such Dissenting Shares.  The Company recognizes that Parent has a substantial and direct financial interest with respect to the ultimate satisfaction of any Dissenting Shares.  Therefore, the Company agrees to promptly provide to Parent any information and copies of any documents reasonably requested by Parent relating to the appraisal rights of holders of the Company Common Stock, including any written communication by the Company to such shareholders and any written communication received by the Company from any such shareholders.  In the event any shareholders exercise their appraisal rights in a manner pursuant to which their shares of Company Common Stock become Dissenting Shares, then the Company shall permit legal counsel for the Parent to participate in any legal proceedings related thereto, including any legal proceeding to determine the fair value of the Dissenting Shares.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.  Any cash paid in respect of Dissenting Shares shall be paid by the Company solely with its own funds, and the Company shall not be reimbursed therefor by Parent or any of its Subsidiaries, either directly or indirectly.

Section 3.03 Exchange of Certificates.  (a)  Prior to the Effective Time, the Company shall select and appoint a commercial bank or trust company who shall be reasonably satisfactory to Parent to act as the paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates.  At or prior to the Effective Time, Parent shall deposit with the Paying Agent for the benefit of the holders of shares of Company Common Stock immediately available funds in the amount of the aggregate Merger Consideration under Section 3.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall deliver the Merger Consideration contemplated to be paid pursuant to Section 3.01(c) out of the Exchange Fund.

(b) As soon as reasonably practicable after the Effective Time (but in no event more than three Business Days after the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent (or affidavit of loss in lieu thereof in accordance with Section 3.08)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.08) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or (B) establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is otherwise not applicable. Except as otherwise provided with respect to unpaid dividends and other distributions in Section 3.04, until surrendered as contemplated by this Section 3.03, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, as provided in this Agreement.  No interest shall be paid or shall accrue on any Merger Consideration payable upon the surrender of any Certificate.

Section 3.04 No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.  After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

Section 3.05 Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock six (6) months after the Effective Time shall be delivered to the Surviving Corporation and any holder of shares of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration.

Section 3.06 No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheatment or similar applicable Law.

Section 3.07 Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that:  (a) such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent); (b) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Agreement, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock in the amount of such losses; and (c) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

Section 3.08 Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.01(c) for the shares of Company Common Stock formerly represented thereby.  When authorizing such payment of Merger Consideration in exchange therefor, Parent may, in its discretion thereof, require the owner of such lost, stolen or destroyed Certificate to make a reasonable undertaking to indemnify Parent or the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed, including the posting by such Person of a bond.

Section 3.09 Adjustment to Prevent Dilution.  In the event that prior to the Effective Time there is a change in the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

Section 3.10 Withholding.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options, amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code or any provision of state, local or foreign Applicable Tax Law with respect to the making of such payment.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Capital Stock or Company Stock Options, as the case may be, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) any Filed Company SEC Document (excluding any disclosures set forth in any risk factor section or in any forward looking statements (whether or not specifically identified as such), including future operating results) (provided that this clause (i) shall not apply to Section 4.03) or (ii) in the Company Disclosure Schedule (it being understood that an item disclosed in one Section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to the Section of this Agreement that has the same number as such Section of the Company Disclosure Schedule and any other Section of this Agreement where the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization, Standing and Power.  The Company and each of the Company Subsidiaries is validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is currently conducted, except for such failures to be in good standing or to have such power and authority, that, individually or in the aggregate, have not had or would not reasonably be likely to result in a Company Material Adverse Effect.  The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  True and complete copies of the Company Charter and the Company Bylaws as in effect immediately prior to the date hereof have been made available to Parent.

Section 4.02 Company Subsidiaries.  The Persons listed in Section 1.01 of the Company Disclosure Schedule are the only Subsidiaries of the Company.  The Company owns or has the right to acquire directly or indirectly each of the outstanding shares of capital stock of or a 100% ownership interest in, as applicable, each of the Company Subsidiaries, free and clear of all Liens.  Each of the outstanding shares of capital stock of each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable.  Neither the Company nor any of the Company Subsidiaries has entered into any commitment, arrangement or agreement or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such intercompany commitment, arrangement or agreement in the ordinary course of business consistent with past practice.

Section 4.03 Capital Structure.  The authorized capital stock of the Company consists of the following: (a) 100,000,000 shares of Company Common Stock, (b) 400,000 shares of Company Preferred Stock and (c) 500,000 shares of Company Special Preferred Stock.  At the close of business on January 27, 2011, (i) 9,764,194 shares of Company Common Stock, no shares of Company Preferred Stock and no shares of Company Special Preferred Stock were issued and outstanding, (ii) 4,852,179 shares of Company Common Stock were held by the Company in its treasury or by a Company Subsidiary, (iii) 2,000,000 shares of Company Common Stock were reserved for issuance under the Company Option Plan (of which 36,300 shares of Company Common Stock were subject to outstanding Company Stock Options) and (iv) 203,086.861 shares of Company Common Stock were held by the trustee pursuant to the Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan.  Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the OGCA, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or by which the Company is otherwise bound.  The Company has made available to Parent a true and complete list, as of January 27, 2011, of all outstanding Company Stock Options or other rights to purchase or receive shares of Company Common Stock granted under the Company Option Plan or otherwise by the Company or any of the Company Subsidiaries, the number of shares of Company Common Stock subject thereto and the expiration dates, vesting schedules and exercise prices thereof.  There is no Voting Company Debt issued or outstanding and the only rights outstanding under the Company Option Plan are Company Stock Options.  Other than as contemplated by this Agreement and except for the Company Stock Options, there are no (A) options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of Company Capital Stock, (B) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary (other than open market purchases under the Employee Stock Ownership and Thrift Plan and the Associate Investment Club Stock Purchase Plan) or (C) voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries.

Section 4.04 Authorization; Validity of Agreement; Necessary Action.  (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company other than the receipt of the affirmative vote by the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Company Shareholder Approval”), and except for the Company Shareholder Approval in the case of the Merger, no other corporate action on the part of the Company is necessary to authorize the consummation of the Merger.  This Agreement has been duly executed and delivered by the Company and constitutes (assuming the due authorization, execution and delivery by Parent and Merger Sub) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b) The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held prior to execution of this Agreement, has unanimously: (i) approved and declared advisable this Agreement and the Merger; (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders; (iii) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement (the “Company Recommendation”); and (iv) directed that this Agreement be submitted to the holders of the Company Common Stock for their adoption at a meeting duly called and held for such purpose.

(c) Assuming the accuracy of the representations and warranties contained in Section 5.06, the only vote of holders of any class or series of Company Capital Stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement is the Company Shareholder Approval.

Section 4.05 No Conflicts; Consents.  The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the terms hereof will not, conflict with, or require any consent or approval under, or result in any breach of or any loss of any benefit under, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (a) the Company Charter, the Company Bylaws or the comparable charter, bylaws or organizational documents of any Company Subsidiary, (b) any Material Contract or (c) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the cases of clauses (b) or (c) above, any such items that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  No Consent of, from or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, other than (i) compliance with and filings under the HSR Act and any required Foreign Competition Law filings, (ii) the filing with the SEC of such reports under Section 13 or Section 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such other Consents as are set forth in Section 4.05 of the Company Disclosure Schedule and (v) such other Consents that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.

Section 4.06 SEC Documents; Financial Statements; Undisclosed Liabilities.  (a)  The Company has timely filed with or furnished to the SEC, as applicable, all Company SEC Documents. As of its respective date, each Company SEC Document (including any financial statements or schedules included therein) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC with respect to any of the Company SEC Documents.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) As of their respective dates, the Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, having been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by Law) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c) The Company has previously furnished or made available to Parent true and complete copies of the annual financial statement for the year ended December 31, 2009, and quarterly financial statements for each of the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, together with all exhibits and schedules thereto (collectively, the “Insurance Company Statements”), with respect to each of the Company Subsidiaries set forth in Section 4.06(c) of the Company Disclosure Schedule (the “Insurance Company Subsidiaries”), in each case as filed with the Governmental Entity charged with supervision of such Insurance Company Subsidiary in its jurisdiction of domicile.  The Insurance Company Statements were prepared in all material respects in conformity with accounting standards and accounting practices prescribed or permitted by the Governmental Entity charged with supervision the applicable Insurance Company Subsidiary in its jurisdiction of domicile (“Applicable Accounting Principles”) applied on a consistent basis, except as may have been noted therein and present fairly, in all material respects, to the extent required by and in conformity with Applicable Accounting Principles, the financial condition of such Company Insurance Subsidiary at the respective dates and the results of operations, changes in capital and surplus and cash flows of such Insurance Company Subsidiary for each of the periods then ended.

(d) The Company and the Company Subsidiaries have no liabilities, whether accrued, absolute, contingent or otherwise that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or reserved against in the Financial Statements, (ii) incurred in the ordinary course of business since December 31, 2009 or in connection with this Agreement or the Merger or in connection with the exploration of strategic alternatives announced by the Company on October 25, 2010 (including fees and expenses of advisors of the Company or the Special Committee), none of which would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, (iii) under any Contract to which the Company or any Company Subsidiary is a party or by which any of them or their respective assets or properties are bound or (iv) that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.  As of December 31, 2010, the Company and the Company Subsidiaries, on a consolidated basis, had unrestricted cash and cash equivalents of approximately $47.8 million and outstanding Indebtedness of approximately $0.9 million.

Section 4.07 Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement relating to Parent or its Affiliates based on information supplied by Parent or its Affiliates for inclusion or incorporation by reference in the Proxy Statement.

Section 4.08 Absence of Certain Changes or Events.  Since September 30, 2010 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course of business.  Since September 30, 2010, there has not been any change, event or effect that has had or would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  Since December 31, 2010 neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.01.

Section 4.09 Taxes.  (a)  The Company and the Company Subsidiaries have: (i) prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) paid all material Taxes that are required to be paid or that the Company or any of the Company Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party; and (iii) not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.  As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters.  There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of the Company Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  None of the Company or any Company Subsidiary has been a party to any distribution occurring during the last 30 months in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied.  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).  Each contract, arrangement or plan of the Company that is a "nonqualified deferred compensation plan" (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all material respects.  The Company has no obligation to indemnify any Person for any Taxes imposed under Section 4999 or 409A of the Code.

(b) Neither the Company nor any Company Subsidiary has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)), or would be reportable to a similar extent under any other provision of state, local, or foreign Tax Law.  Neither the Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any Company Subsidiary) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired.  Neither the Company nor any Company Subsidiary is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Tax Authority.

Section 4.10 Benefit Plans.  (a)  Section 4.10 of the Company Disclosure Schedule contains a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other material employee benefit plan, agreement, program or policy, which is sponsored or maintained by the Company or any of the Company Subsidiaries, to which the Company or any of the Company Subsidiaries is required to contribute, or with respect to which the Company or any of the Company Subsidiaries has any liability or potential liability. All such plans, agreements, programs, policies and arrangements, regardless of materiality, shall be collectively referred to as the “Company Plans.”

(b) Each Company Plan has been established and complies and has been administered in form and operation, in all material respects, in accordance with its terms and applicable Laws.  Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS upon which it may rely as to its qualification under Section 401(a) of the Code, and nothing has occurred with respect to such plan that would reasonably be expected to adversely affect such qualification or result in material liability to the Company or the Company Subsidiaries.  No non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Section 4975 of the Code) or breach of fiduciary duty has occurred with respect to any Company Plan for which the Company or any of its ERISA Affiliates may have any material liability.

(c) With respect to any Company Plan (or the assets thereof), (i) no actions, suits or claims (other than routine claims for benefits), or, to the Knowledge of the Company, any audits or investigations, are pending or have been, to the Knowledge of the Company, threatened and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such audits, investigations, actions, suits or claims (other than routine claims for benefits).

(d) No Company Plan is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has any obligation or liability (including contingent liability) under or with respect to Title IV or Sections 302 of ERISA or Sections 412 of the Code.

(e) Neither the Company nor any of its ERISA Affiliates has an obligation to contribute to, or any liability or obligation with respect to (i) a Multiemployer Plan, (ii)  a Foreign Plan, or (iii) a plan, policy agreement or arrangement that provides for retiree or post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by Section 4980B of the Code for which the covered individual pays the full cost of coverage).

(f) The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event (where such event would not alone have an effect described in this sentence), will not give rise to any liability under any Company Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, or other service provider of the Company or the Company Subsidiaries (whether current, former or retired) or their beneficiaries.

(g)  To the Knowledge of the Company, the Company and the Company Subsidiaries have appropriately classified persons who provide services as either employees or independent contractors for federal income tax, Company Plan participation, and all other purposes.

(h) Neither the Company nor any Company Subsidiary have any material liability to persons who were not permitted to participate in a Company Plan due to their designation as an independent contractor.   Each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(i) The Company has made available to Parent:  (i) copies of all material documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the most recent annual report (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent actuarial reports (if applicable) for all Company Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan; (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

Section 4.11 Employment and Labor Matters.  There is no labor strike, material labor dispute, material work stoppage or other material labor difficulty pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.  None of the employees of the Company or any of the Company Subsidiaries is covered by any collective bargaining agreement.  To the Knowledge of the Company, no representation petition has been filed by an employee of the Company or any of the Company Subsidiaries or is pending before the National Labor Relations Board, and no union organizing campaign is in progress or has been threatened.

Section 4.12 Litigation.  Except for such Orders or Proceedings that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, there are (a) no Orders to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound that require the performance of any material future obligation or that restrict or limit the Company’s operations in any material respect, and (b) no Proceedings pending and for which service of process has been made against the Company or any Company Subsidiary or, to the Knowledge of the Company, threatened or pending against the Company or any Company Subsidiary.  Without limiting the foregoing, except as set forth on Section 4.12 of the Company Disclosure Schedule, (i) there is no Proceeding pending or, to the Knowledge of the Company, threatened and (ii) to the Knowledge of the Company there is no inquiry or investigation pending or threatened, in each case by any Governmental Entity against the Company or any of the Company Subsidiaries.

Section 4.13 Compliance with Applicable Laws.

(a) The businesses of the Company or any Company Subsidiary are, and since January 1, 2008 have been, conducted in compliance with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, except for such noncompliance that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  Except for matters that, individually or in the aggregate, would not reasonably be likely to result in a Company Material Adverse Effect, (i) the Company is in material compliance with the applicable listing, corporate governance and other rules and regulations of the NYSE, (ii) each of the Company and each Company Subsidiary holds all Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iii) the Company and each Company Subsidiary is in compliance with the terms of such Permits, and (iv) no such Permit shall cease to be effective as a result of the transactions contemplated by this Agreement.

(b) Except for matters that, individually or in the aggregate, would not reasonably be likely to result in a Company Material Adverse Effect, since January 1, 2008 neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, any of them used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity.

Section 4.14 Contracts.  (a)  As of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to or bound by any Contract (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S−K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents filed prior to the date hereof, (ii) that contains a non−compete or client or customer non−solicit requirement or other provision that materially restricts the conduct of, or the manner of conducting, any line of business material to the Company and the Company Subsidiaries, taken as a whole, or, to the Knowledge of Company, upon consummation of the Merger could materially restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any material line of business and, in each case, that is material, (iii) that obligates Company or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, and in each case, that is material, (iv) the absence of which would reasonably be likely to result in a Company Material Adverse Effect, (v) would prohibit or materially delay the consummation of the Merger or otherwise impair the ability of the Company to perform its obligations hereunder, (vi) requires or is reasonably likely to require either (x) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $500,000 in the aggregate or (y) annual payments from the Company and Company Subsidiaries to Third Parties of at least $500,000 in the aggregate except, in the case of each of the foregoing clauses (x) and (y), for Contracts that provide for payments to attorney providers or the payment of commissions, (vii) involves any directors, executive officers (as such term is defined in the Exchange Act) or 5% shareholders of the Company or any of their Affiliates (other than the Company or any Company Subsidiary) or immediate family members; or (viii) contains any covenant granting “most favored nation” status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates.  Each Contract described in the immediately preceding sentence being a “Material Contract”.

(b) Except as would not reasonably be likely to result in a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms; (ii) to the Knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms; (iii) since January 1, 2008 neither the Company nor any Company Subsidiary has received any written claim of default under any Material Contract; (iv) no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would result in a breach or violation of, or constitute a default by the Company or a Company Subsidiary or, to the Knowledge of the Company, any other party thereto under any Material Contract or result (other than due to consummation of the Merger) in a right of termination of any Material Contract; and (v) since January 1, 2008 the Company has not received any written notice from any other party to any Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.  True and correct copies of all Material Contracts have been either publicly filed with the SEC or made available to Parent by the Company.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following that are owned by the Company or any Company Subsidiary (identifying for each, the owner):  (i) all patents, (ii) all Internet domain names, (iii) all registered trademarks, service marks and trade names, (iv) all registered copyrights and (v) all applications for registration with respect to any of the foregoing.  The Company or a Company Subsidiary (x) solely owns or (y) otherwise has the right to use pursuant to a valid written license agreement, all Intellectual Property Rights that are material for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, free and clear of Liens (other than Permitted Liens) (the “Company Intellectual Property Rights”).

(b) Section 4.15(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Contracts to which the Company or a Company Subsidiary is a party under which any Person grants or has been granted a license or other right or any covenant not to sue, with respect to any Intellectual Property Rights (other than licenses for commercially available off-the-shelf software applications with a replacement value and/or annual license fee of less than $15,000).

(c) No written claims have been made within the past three (3) years or are presently pending and, to the Knowledge of the Company, no other claims have been made or threatened, in each case, with regard to, or challenging, the ownership or use by or on behalf of the Company or any of the Company Subsidiaries or the validity or enforceability of any of their respective Intellectual Property Rights that are material to the conduct of the business of the Company or any of the Company Subsidiaries.

(d) The conduct of the respective businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights of any Person, except for such infringement, misappropriation or conflict that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  No written claims have been made within the past three (3) years or are presently pending and, to the Knowledge of the Company, no other claims have been made or threatened, in each case, that the conduct of the Company’s or any of the Company Subsidiaries’ respective businesses as currently conducted has infringed, misappropriated or otherwise violated any of the Intellectual Property Rights of any Person.

(e) As of the date of this Agreement, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Rights that are material to the conduct of the business of the Company or any of the Company Subsidiaries.

(f) The consummation of the Merger will not: (i) result in the breach, modification, cancellation, termination or suspension of any agreement for any Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole, that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect; or (ii) result in the loss or impairment of the Company’s or the Company Subsidiaries’ ownership or right to use any Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole, that would, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.

(g) The Company and the Company Subsidiaries have taken reasonable actions to maintain and protect all of the Company Intellectual Property Rights, including the secrecy, confidentiality and value of trade secrets and other confidential information.

(h) Each of the Company and the Company Subsidiaries is, and for the past three (3) years has in all material respects been, in compliance with its posted privacy policies.  During the past three (3) years, there have not been any material incidents of data security breaches or any written complaints with respect to the Company or any of the Company Subsidiaries by any Governmental Entity or any other Person regarding the collection, use, storage, distribution, transfer, import, export, disclosure or other disposition of any personal information and none is pending, and, to the Knowledge of the Company, none is threatened.

(i) In the past eighteen (18) months, there has not been any material failures with respect to any of the computers and computer systems (including computer programs, operating systems, applications, firmware and software) that are owned by or under the control of the Company or any of the Company Subsidiaries in connection with the conduct of their respective businesses that has not been remedied in all material respects.  The Company maintains commercially reasonable back-up systems, security, disaster recovery and business continuity plans, procedures and facilities.

Section 4.16 Title to Properties.  Each of the Company and the Company Subsidiaries has good title to, or valid leasehold interests in, all its properties and other assets except for such as are no longer used or useful in the conduct of its business and except for defects in title, restrictive covenants and similar encumbrances that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  All such properties and other assets, other than properties and other assets in which the Company or any of the Company Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens and Liens that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.  Each of Parent, Merger Sub and the Company acknowledge and agree that the representations and warranties set forth in this Section 4.16 shall not apply to (a) Intellectual Property Rights (the sole and exclusive representations and warranties with respect to Intellectual Property Rights that relate to the subject  matter of this Section 4.16 being set forth in Section 4.15) or (b) Owned Real Property (the sole and exclusive representations and warranties with respect to Owned Real Property that relate to the subject  matter of this Section 4.16 being set forth in Section 4.23(a)).

Section 4.17 Environmental Matters.  Except for those matters that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, and holds, and has held, and is and has been in compliance with all Permits required under applicable Environmental Laws, (ii) there is no investigation, suit, claim, Order or Proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of the Company Subsidiaries which could reasonably be expected to result in the Company or any of the Company Subsidiaries incurring Environmental Liabilities, (iii) neither the Company nor any of the Company Subsidiaries has received any written notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under any Environmental Law, (iv) to the Knowledge of the Company no facts, circumstances or conditions exist with respect to the Company or any of the Company Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries or any other property, including any property to or at which the Company or any of the Company Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials, that would reasonably be expected to result in the Company or any the Company Subsidiaries incurring Environmental Liabilities (v) none of the transactions contemplated hereby requires notice to or approval of any Governmental Entity with jurisdiction over Environmental Laws and (vi) the Company has provided to Parent all environmental audits, assessments, and reports and other material environmental documents relating to the Owned Real Property that are in its possession or under its control and were prepared since January 1, 2004.

Section 4.18 Brokers.  No broker, investment banker, financial advisor or other Person, other than Berenson & Company, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 4.19 Opinion of Financial Advisor.  The Special Committee has received the opinion of Berenson & Company, LLC, dated the date of this Agreement, that, as of such date, and subject to the limitations, qualifications and assumptions set forth in such opinion, the consideration to be received in the Merger by the Company’s shareholders is, in the opinion of such advisor, fair to the Company’s shareholders from a financial point of view.

Section 4.20 State Takeover Statutes.  The Company Board has taken all actions necessary so that the provisions of Section 1090.3 of the OGCA and any “takeover”, “moratorium”, “fair price”, “control share” or other anti-takeover regulations enacted under any Law applicable to the Company are not applicable to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.21 [Reserved]

Section 4.22 Internal Controls.

(a) The Company maintains a “system of internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act) in compliance with the Exchange Act.

(b) The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the Exchange Act) in compliance with the Exchange Act.

(c) There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.23 Real Property.

(a) Section 4.23(a) of the Company Disclosure Schedules sets forth the address and description of each Owned Real Property.  With respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) except as set forth in Section 4.23(a) of the Company Disclosure Schedules, the Company or Subsidiary has not leased such Owned Real Property or any portion thereof; and (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.  Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.23(b) of the Company Disclosure Schedules sets forth the address of each Leased Real Property and a true and complete list of all Leases for each such Leased Real Property.  The Company has delivered to Parent a true and complete copy of each such Lease (including all amendments, renewals and guaranties with respect thereto).  Except as set forth in Section 4.23(b) of the Company Disclosure Schedules and as would not reasonably be likely to result in a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor the applicable Company Subsidiary nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination or modification of, or acceleration of rent under, such Lease, and (iii) neither the Company nor the applicable Company Subsidiary has subleased such Leased Real Property or any portion thereof.

Section 4.24 Insurance.  Section 4.24 of the Company Disclosure Schedule sets forth a list of all material insurance policies maintained by the Company or any Company Subsidiary.  Except for matters that, individually or in the aggregate, are not reasonably be likely to result in a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.  Except for matters that, individually or in the aggregate, are not reasonably be likely to result in a Company Material Adverse Effect, the Company has not received any written notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 4.25 Affiliate Transactions.  To the Knowledge of the Company, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule (it being understood that an item disclosed in one Section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to the Section of this Agreement that has the same number as such Section of the Parent Disclosure Schedule and any other Section of this Agreement where the relevance of such item is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and conduct its business as it is currently conducted, except for such failures to be so organized, existing or in good standing, or to have such power and authority that would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect.

Section 5.02 Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent.  Since the date of its incorporation, each of Parent and Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  Each of Parent and Merger Sub was formed solely for purposes of engaging in the transactions contemplated hereby.

Section 5.03 Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Merger Sub, as the case may be, pursuant to or in connection with this Agreement and to consummate the transactions contemplated hereby, including the Merger.  The Board of Directors of Merger Sub (the “Merger Sub Board”) has adopted a resolution approving, and declaring the advisability of, this Agreement.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by the Board of Directors of Parent (the “Parent Board”) and the Merger Sub Board and no other corporate action on the part of Parent or Merger Sub or any other Person is necessary to authorize this Agreement or the consummation of the Merger.  This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, as the case may be, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

Section 5.04 No Conflicts; Consents.  The execution and delivery by each of Parent and Merger Sub of this Agreement, do not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (a) the certificate of incorporation or bylaws or comparable organizational documents of Parent or Merger Sub, (b) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Order or Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect.  No Consent of, from or with any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act and any required Foreign Competition Law filings, (ii) the filing with the SEC of such reports under Sections 13 and Section 14 of the Exchange Act as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma and (iv) such other items as are set forth in Section 5.04 of the Parent Disclosure Schedule.

Section 5.05 Financing.  Parent and Merger Sub have delivered to the Company a true and complete copy of the debt commitment letter, dated as of January 21, 2011, from Macquarie Capital (USA) Inc. and MIHI LLC (the “Debt Financing Commitment”), regarding the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”).  Parent and Merger Sub have delivered a true and complete copy of the equity commitment letter, dated as of the date of this Agreement, from the MidOcean Partners III, L.P. and its affiliated investment funds (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), regarding the proposed equity investments set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Financing Commitments, in the forms so delivered, are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto.  The Financing Commitments have not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the commitment contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto under any term or condition of the Financing Commitments; provided that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article IV.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments.  Parent has fully paid, or will fully pay when due, any and all commitment and other fees required to be paid in connection with the Financing Commitments.  Assuming (i) the accuracy of Section 4.03 (except to a de minimis extent), (ii) the accuracy of all other representations and warranties set forth in Article IV in all material respects and (iii) the performance by the Company in all material respects of its obligations under Section 6.01, and that the Financing Commitments are fully funded, including the funding in full of the term loan in the amount of $410,000,000 under the Debt Financing, the net proceeds of the Financing, together with the unrestricted cash or cash equivalents available to the Company, will be sufficient for the Parent and Merger Sub to pay the aggregate Merger Consideration and to pay all of the fees and expenses relating to the consummation of the Merger and the other transactions contemplated hereby.  As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments; provided that Parent is not making any representation regarding the accuracy of the representations and warranties set forth in Article IV, or compliance by the Company of its obligations hereunder.

Section 5.06 Ownership of Company Common Stock; Section 1090.3 of the OGCA.  As of the date of this Agreement, neither Parent nor Merger Sub or any of their respective Subsidiaries or Affiliates owns, of record or beneficially, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, borrowing, voting or disposing of, directly or indirectly, shares of Company Common Stock.  Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested shareholder” of the Company as defined in Section 1090.3 of the OGCA.

Section 5.07 Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made in or omitted from the Proxy Statement relating to the Company or its Affiliates based on information supplied by Company for inclusion or incorporation by reference in the Proxy Statement.

Section 5.08 Brokers.  No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.09 Litigation.  Except for such Orders or Proceedings that would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect, there are (a) no continuing Orders to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, and (b) no Proceedings pending and for which service of process has been made against Parent or any Subsidiary of Parent or, to the Knowledge of Parent, threatened or pending against Parent or any Subsidiary of Parent.

Section 5.10 Interests in Competitors.  Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act or any Foreign Competition Law, in any Person that derives a substantial portion of its revenues from a line of business within the principal lines of business of the Company or any Company Subsidiary.

Section 5.11 WARN Act.  Neither Parent nor Merger Sub is planning or contemplating, and neither of Parent nor Merger Sub has made or taken, any decisions or actions concerning employees of the Company and the Company Subsidiaries after the Closing that would require the service of notice under The Worker Adjustment and Retraining Notification Act or similar Laws.

Section 5.12 Guarantee.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantee.  The Guarantee is in full force and effect and is a valid, binding and enforceable obligation of each of the Guarantors and no event has occurred, that, with or without notice, lapse of time or both, would constitute a default on the part of any of the Guarantors under the Guarantee.

Section 5.13 Management Agreements.  Except as set forth on Section 5.13 of the Parent Disclosure Schedule, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

Section 5.14 Solvency.  Neither Parent nor Merger Sub is entering into the Merger with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or the Surviving Corporation.  To the Knowledge of the Parent, based on information available to the Parent as of the date of this Agreement, immediately after giving affect to the Merger, including the Financing, and the payment of the aggregate Merger Consideration and any other repayment or financing of debt that may be contemplated in the Debt Financing Commitment, assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger as set forth herein and (b) any estimates, projections or forecasts of the Company and the Company Subsidiaries provided to Parent and Merger Sub have been prepared in good faith based upon assumptions that were and continue to be reasonable as of the Closing, the Surviving Corporation (i) as of such date will be able to pay its existing debts, together with any other debts it intends to incur as of or after the Closing, as they become due and shall own as of such date property having a fair saleable value greater than the amount of its debts; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01 Conduct of Business.  From the date of this Agreement until the Effective Time, the Company shall and shall cause each Company Subsidiary to (i) conduct its business in the ordinary course of business and (ii) use its reasonable best efforts to (A) keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and (B) to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has business relations. Except for matters expressly contemplated by this Agreement or disclosed in Section 6.01 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent, except for  clauses (a), (b) and (j) and, to the extent relating to any of the foregoing clauses, clause (u) below, shall not be unreasonably withheld, conditioned or delayed):

(a)  (i) declare, set aside, establish a record date for, or pay any dividends on, or make any other distributions (whether payable in cash, stock property or a combination thereof) in respect of, any of its capital stock, other than dividends and distributions by a wholly-owned domestic Company Subsidiary to its parent or enter into any agreement with respect to the voting of its capital stock, (ii) split, combine, reclassify, or subdivide any of its capital stock or other Equity Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests, (iii) purchase, redeem, or otherwise acquire or offer to acquire, directly or indirectly, any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other Equity Interests or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or dissolution;

(b) issue, deliver, sell, pledge, transfer, encumber, grant or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance, grant or disposition of (i) any shares of its capital stock or other Equity Interests, (ii) any Voting Company Debt or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants, calls, commitments or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than issuances upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(c) amend its certificate of incorporation, bylaws or other organizational documents;

(d) acquire or agree to acquire by merging or consolidating with, or, by purchasing the assets of, or by any other manner, any business or any Person or division thereof or, other than in the ordinary course of business, acquire or agree to acquire any other assets;

(e) except as required pursuant to existing agreements or Company Plans, (i) grant to any employee, director or other service provider of the Company or any Company Subsidiary any increase in compensation or employee benefits (other than in the ordinary course of business), (ii) grant to any present or former employee, officer, director or other service provider of the Company or any Company Subsidiary any severance or termination pay, or (iii) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer, director or other service provider;

(f) (i) establish, adopt, enter into or amend in any material respect any Company Plan except as required by applicable Law, (ii) except as required under the term of any Company Plan, take any action to accelerate any material rights or benefits under any Company Plan, (iii) loan or advance money or other property to any present or former employee, director or other service provider of the Company or any Company Subsidiary, (iv) grant or announce any new, or amend any existing, Company Stock Option or other incentive award or enter into any agreement under which any Company Stock Option or other incentive award would be required to be issued, or (v) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $100,000;

(g) make any change in accounting methods, principles or practices, except insofar as may be required by GAAP or as may be required as a result of a change in applicable Law;

(h) make or agree to make any new capital expenditure or expenditures that are, in the aggregate, in excess of $1,500,000 per fiscal quarter;

(i) change any method of material Tax accounting, failure to pay Taxes when they become due and payable, make or change any material Tax election, file any material amended Tax Return settle or compromise any material Tax liability or refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes (other than extensions or waivers agreed in the ordinary course of business), or enter into any closing agreement with respect to any material Tax or surrender any material right to claim a Tax refund;

(j) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of any Indebtedness other than indebtedness with respect to borrowed money and debt securities in the aggregate amount of up to $250,000;

(k) grant any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under this Section 6.01;

(l) sell, transfer, lease, license, sublicense, abandon, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties (including Intellectual Property Rights) of the Company or any Company Subsidiary having a current value in excess of $500,000 in the aggregate (other than non-exclusive licenses in the ordinary course of business);

(m) enter into any new business segment;

(n) pay, discharge, settle or satisfy any material claims or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (x) disclosed in the most recent financial statements of the Company filed with the SEC immediately prior to the date hereof to the extent of such disclosure or (y) incurred since the date of such financial statements in the ordinary course of business;

(o) settle, release, waive or compromise any pending or threatened Proceeding of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $250,000 in the aggregate, (B) entailing the incurrence of (x) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries, or (C) that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;

(p) other than in the ordinary course of business, (A) enter into, terminate or materially amend or modify any Material Contract or Contract that, if in effect on the date hereof, would have been a Material Contract, or (B) waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company under any Material Contract;

(q) voluntarily cancel, terminate or fail to renew (in a form and amount consistent with past practice) material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;

(r) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);

(s) establish, adopt, enter into or amend in any material respect any Associate Compensation Plan;

(t) make any loans or advances (excluding normal advance commission payments) to (i) any employee, director, or officer, or (ii) any sales associate, or other Person that sells membership interests for or on behalf of the Company or any Company Subsidiary; or

(u) authorize any of, or commit or agree to take any of, the foregoing actions or enter into any letter of intent (binding or non-binding) or similar agreement or arrangement with respect to any of the foregoing actions.

Notwithstanding the foregoing or any other provision of this Agreement, nothing shall prevent the Company from engaging in or causing intercompany transactions involving the Company and/or the Company Subsidiaries.

Section 6.02 Alternative Transactions.  (a)  Except as otherwise permitted by this Section 6.02, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of the Company Subsidiaries, or any director, officer or employee of the Company or any Company Subsidiary or any investment banker, attorney or other advisor or representative retained by it or any of the Company Subsidiaries to, directly or indirectly, (i) initiate, solicit, propose or knowingly encourage (including by providing information), or take any other action to knowingly facilitate, any Alternative Transaction Proposal, or any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or provide access to any Person any information or data concerning the Company or any Company Subsidiary with respect to, any Alternative Transaction Proposal (except to disclose the existence of the provisions of this Section 6.02) or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction Proposal, (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Alternative Transaction Proposal, or that contradicts this Agreement or requires the Company to abandon this Agreement; or (v) resolve, propose, commit or agree to do any of the foregoing.  The Company shall, and shall cause each of the Company Subsidiaries to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Transaction Proposal.  The Company shall promptly inform the Company Representatives of the Company’s obligations under this Section 6.02.  The Company shall immediately terminate electronic access to the Company’s electronic datasite located on www.intralinks.com for each Person other than Parent and its Representatives.

(b) Until the Effective Time, promptly (but in any event within two (2) Business Days) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating to any Alternative Transaction Proposal, the Company shall provide Parent with a copy of such Alternative Transaction Proposal (if in writing) and any written amendments, changes, modifications, supplements, or additions thereto.  The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status of any such Alternative Transaction Proposal (including the material terms and conditions thereof and any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation.

(c) Notwithstanding anything to the contrary contained in this Section 6.02, if the Company has otherwise complied with its obligations under this Section 6.02, but only prior to  the receipt of the Company Shareholder Approval, in the event that the Company receives an unsolicited, bona fide Alternative Transaction Proposal from any Person, the Company may, subject to compliance with this Section 6.02(c) (i) furnish or provide access to information or data to the Person making such Alternative Transaction Proposal with respect to the Company or the Company Subsidiaries; provided that the Company has received from the Person so requesting the information an executed Acceptable Confidentially Agreement (it being understood that the Company shall promptly make available to Parent and Merger Sub any written material non-public information concerning the Company or the Company Subsidiaries that is provided to any Person pursuant to this Section 6.02(c)(i) to the extent such information was not previously made available to Parent or Merger Sub) and (ii) engage in or otherwise participate in any discussions or negotiations with such Person and its Representatives with respect to such Alternative Transaction Proposal; provided, that prior to taking any action described in Section 6.02(c)(i) or Section 6.02(c)(ii) above, (x) the Company Board or the Special Committee shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Laws, and (y) the Company Board or the Special Committee shall have determined in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Alternative Transaction Proposal could reasonably be expected to lead to a Superior Proposal.

(d) Except as set forth in Section 6.02(e) or Section 6.02(f), neither the Company Board nor the Special Committee shall (i) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) fail to make or fail to include the Company Recommendation in the Proxy Statement, (iii) make any recommendation or public statement in connection with a tender offer or exchange offer that affirmatively supports such offer or (iv) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders, any Alternative Transaction Proposal (any action described in clauses (i) through (iv), a “Company Adverse Recommendation Change”), or (v) cause or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar agreement (other than any Acceptable Confidentiality Agreement entered into in accordance herewith) (an “Alternative Transaction Agreement”) relating to any Alternative Transaction Proposal.

(e) Notwithstanding anything to the contrary set forth in this Agreement,  at any time prior to obtaining the Company Shareholder Approval, if the Company Board or the Special Committee determines, in good faith, that a bona fide Alternative Transaction Proposal that did not result from a breach of this Section 6.02 is a Superior Proposal (to the extent that such Alternative Transaction Proposal has not been withdrawn), the Company Board or the Special Committee may, in response to a Superior Proposal, effect a Company Adverse Recommendation Change with respect to such Superior Proposal or authorize the Company to terminate this Agreement to enter into an Alternative Transaction Agreement with respect to such Superior Proposal, only if:

(i) the Company Board or the Special Committee determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Laws;

(ii) [Reserved];

(iii) (A) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board or the Special Committee has resolved to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 6.02(e), which notice shall specify the identity of the party making the Superior Proposal, the material terms thereof and unredacted copies of the relevant material transaction documents relating to such Superior Proposal (including debt and equity commitment letters and guarantees); and (B) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Alternative Transaction Proposal would cease to constitute a Superior Proposal; provided, that in the event of any material revisions to the Alternative Transaction Proposal that the Company Board or the Special Committee has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.02(e)(iii) with respect to such new written notice (it being understood and agreed that (x) in such event the Notice Period shall be two (2) Business Days and (y) in no event shall any such additional two-Business-Day Notice Period be deemed to shorten the initial three-Business-Day Notice Period); and

(iv) if the Company Board or the Special Committee authorizes terminating this Agreement or entering into an Alternative Transaction Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 9.01(d)(i), including the payment of the Company Termination Fee in accordance with Section 9.02(b).

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, but not after, the Company Board or the Special Committee may withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation in response to an Intervening Event (“Change of Recommendation”) if the Company Board or the Special Committee has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that prior to taking such action, (x) the Company Board or the Special Committee has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action and a description of the Intervening Event, (y) the Company has negotiated, and has caused its financial and legal advisors to negotiate, in good faith with Parent during such notice period to the extent Parent desires to negotiate, to enable Parent to revise the terms of this Agreement, in such a manner as would obviate the need for taking such action as a result of an Intervening Event and (z) following the end of such notice period, the Company Board or the Special Committee shall have considered in good faith any changes to this Agreement, proposed in writing by Parent, and shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to effect a Change of Recommendation in response to an Intervening Event still would be inconsistent with its fiduciary duties under applicable Law.

(g) No Company Adverse Recommendation Change or Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

(h) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its shareholders with regard to an Alternative Transaction Proposal a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders  if, in the good faith judgment of each of the Company Board and the Special Committee, failure to so disclose would be inconsistent with their obligations under applicable Law; provided that the Company Board and the Company shall not recommend that the shareholders of the Company tender their shares in connection with any tender offer or exchange offer (or otherwise approve or recommend any Takeover Proposal) unless the requirements of Section 6.2(e) and Section 6.2(f) shall have been satisfied.

(i) For purposes of this Agreement:

(i) “Alternative Transaction Proposal” means any inquiry, offer or proposal relating to (i) the acquisition of twenty (20) percent or more of the Equity Interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction which would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty (20) percent or more of the net revenues, net income or total assets of the Company and the Company Subsidiaries, taken as a whole, (iii) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, twenty (20) percent or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty (20) percent or more of the outstanding shares of Company Common Stock and any other voting securities of the Company, in each case, other than the Merger and the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide written Alternative Transaction Proposal that is not solicited or received in violation of Section 6.02 that the Special Committee or Company Board has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders than the transaction contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such proposal or otherwise); provided, that for purposes of the definition of “Superior Proposal”, the references to “twenty (20) percent” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty (50) percent.”

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Company Shareholders Meeting.  As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC and the completion of any process with respect to an Alternative Transaction Proposal that is then ongoing pursuant to Section 6.02, the Company, acting through the Company Board (as applicable), shall take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders Meeting”) including, (a) not more than five (5) Business Days after the Proxy Statement has been cleared by the SEC, mailing the Proxy Statement to the holders of Company Common Stock as of the record date established for the Company Shareholders Meeting (subject to completion of any process with respect to an Alternative Transaction Proposal that is then ongoing pursuant to Section 6.02) and (b) holding the Company Shareholders Meeting as promptly as practicable after the date of mailing (but in any event within thirty-five (35) days thereafter (subject to completion of any process with respect to an Alternative Transaction Proposal that is then ongoing pursuant to Section 6.02)) of the Proxy Statement to consider and vote upon the adoption of this Agreement and the Merger; provided that the Company may postpone or adjourn the Company Shareholders Meeting (i) with the consent of Parent (not to be unreasonably withheld, delayed or conditioned), (ii) for the absence of a quorum, (iii) to allow additional time for the preparation, filing and mailing of any supplemental or amended disclosure which the Company Board has determined is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting or (iv) if the Company has provided a written notice to Parent pursuant to Section 6.02(e) or Section 6.02(f) and the deadline contemplated under such Section (as applicable) with respect to such notice has not been reached.  In addition to and notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Company Shareholders Meeting one (1) time.  The Company shall (i) advise Parent as Parent may reasonably request, and at least on a daily basis on each of the last ten (10)

Business Days prior to the date of the Company Shareholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval and (ii) except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change in accordance with Section 6.02(e) or a Change of Recommendation in accordance with Section 6.02(f), (A) include in the Proxy Statement the Company Recommendation and (B) use its reasonable best efforts to obtain the Company Shareholder Approval.  At such Company Shareholders Meeting, the Company shall, through the Company Board or any committee thereof, make the Company Recommendation, except as provided in the immediately succeeding sentence.  Unless this Agreement is validly terminated in accordance with Article IX, the Company shall establish a record date for, duly call, give notice of, convene and hold a Company Shareholders Meeting at which it shall submit this Agreement to its shareholders even if the Company Board shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Company Adverse Recommendation Change or Change of Recommendation or proposed or announced any intention to do so.  The Company shall in no event propose, recommend or allow to be included at such Company Shareholders Meeting a proposal for the shareholders to act on any Alternative Transaction Proposal or Superior Proposal, and the Company shall not permit the shareholders to propose any business to be transacted at such Company Shareholders Meeting.

Section 7.02 Proxy Statement, SEC Comments and Information Supplied.

(a) As promptly as reasonably practicable  following the date of this Agreement (and in any event within fifteen (15) Business Days after the date hereof) (subject to completion of any process with respect to an Alternative Transaction Proposal that is then ongoing pursuant to Section 6.02), the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the adoption of this Agreement by the holders of the Company Common Stock at the Company Shareholders Meeting. Prior to filing the Proxy Statement with the SEC or responding to any comments of the SEC with respect thereto, the Company shall (i) give Parent a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response comments reasonably proposed by Parent.  The Company and Parent each agree to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading in any material respect.  Parent will furnish (or cause to be furnished) to the Company the information relating to Parent and its Affiliates (including Merger Sub) to be set forth in the Proxy Statement as the Company may reasonably request.  The Company agrees to provide or cause to be provided all information with respect to itself, its Subsidiaries and its Representatives, including all material disclosure relating to the Company Financial Advisor (including the amount of fees and other considerations of the Company Financial Advisor will receive upon consummation of the Merger, and the conditions for the payment of such fees and other considerations) in the Proxy Statement, as and to the extent required by the Exchange Act.

(b) The Company, after consultation with Parent, will use its reasonable best efforts to respond as promptly as reasonably practicable (subject to completion of any process with respect to an Alternative Transaction Proposal that is then ongoing pursuant to Section 6.02) to any comments made by the SEC with respect to the Proxy Statement.  The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement.  Prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response (which comments, if any, shall be provided by Parent to the Company as promptly as is reasonably practicable) and shall include in such document or response comments reasonably proposed by Parent.

    Section 7.03 Access to Information; Confidentiality.  Upon reasonable notice, and except as may otherwise be prohibited by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries and each of its and their respective Representatives (collectively, the “Company Representatives”) to, (i) afford to Parent and Merger Sub, and each of their respective Representatives (collectively, the “Parent Representatives”), reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, offices and other facilities, books and records, Contracts and personnel (including officers, employees and agents) and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request; provided, however, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of the Company and the Company Subsidiaries or violate any of its contractual obligations or any obligations with respect to confidentiality or privacy; and provided, further, that nothing in this Section 7.03 shall require the Company to take or allow any action that would unreasonably interfere with the Company’s or any Company Subsidiary’s business or operations.  In no event shall the Company or any Company Subsidiary be required pursuant to this Section 7.03 to conduct or allow to be conducted any invasive testing of soil, groundwater or building components at any property of the Company or any Company Subsidiary.  All information exchanged pursuant to this Section 7.03 shall be subject to the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.04 Reasonable Best Efforts; Notification.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, except as may be otherwise permitted by this Agreement, and except for the undertaking of Parent to obtain financing pursuant to the Financing Commitments, which shall be governed solely by Section 7.18, except as may be otherwise permitted by this Agreement, each of the parties hereto shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable, including (i) obtaining all necessary Consents from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any necessary Consent from, or to avoid an action or Proceeding by, any Governmental Entity (including under the HSR Act or any Foreign

Competition Law), (ii) obtaining all Consents necessary or advisable to be obtained from Third Parties in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (iii) defending any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to avoid the entry of, or to have reversed, terminated or vacated, any Order entered by any Governmental Entity), and (iv) executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, all obligations hereunder of the Company, Parent and Merger Sub relating to the Financing shall not be governed by this Section 7.04.  To the extent not prohibited by applicable Law, upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall work cooperatively with the other in connection with obtaining all required Consents of any Governmental Entity, including (A) promptly notifying the other of, and, if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) permitting the other to review and discuss in advance, and considering in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (C) not participating in any meeting with any such Governmental Entity unless it notifies the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat, (D) furnishing the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and (E) cooperating with the other to furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with the parties’ mutual cooperation in preparing any necessary filings or submissions of information to any such Governmental Entity.

(b) Without limiting the generality of the provisions of Section 7.04(a), the Company and Parent shall make all filings and submissions required by all applicable Laws, including the HSR Act and all applicable state, federal and non-U.S. insurance Laws, and promptly file any additional information requested as soon as reasonably practicable after receipt of such request therefor.  Parent shall file with all applicable Governmental Entities all filings required to be made under the Laws governing the insurance businesses of Parent and the Company and their respective Subsidiaries in connection with the transactions contemplated by this Agreement as promptly as practicable hereafter, including an application with the Commissioner of the Oklahoma Insurance Department for approval of the acquisition of Pre-Paid Legal Casualty, Inc. of  in connection with the transactions contemplated hereby pursuant to the Oklahoma Insurance Law (the “Oklahoma Form A”) and an application with the Commissioner of the Florida Office of Insurance Regulation for approval of the acquisition of Pre-Paid Legal Services, Inc. of Florida in connection with the transactions contemplated hereby pursuant to the Florida Insurance Law (the “Florida Application”).  Parent will submit or cause to be submitted (i)(A) a complete Oklahoma Form A on or prior to February 22, 2011, (B) the notification required pursuant to Section 628.4615(2)(a) of the Florida Insurance Law in connection with the transactions contemplated hereby within five days of the execution of this Agreement, (C) a complete Florida Application on or prior to February 22, 2011, (D) all other required pre-acquisition notification statements (Form Es and equivalent forms) under the insurance holding company Laws of applicable states and non-U.S. jurisdictions, including those set forth in Section 7.04(b) of the Company Disclosure Schedule, in each case, on or prior to February  22, 2011 and (E) all required notifications under the HSR Act or any Foreign Competition Law within ten (10) Business Days of the execution of this Agreement and (ii) Parent shall have responsibility for and pay the filing fees associated with all such filings.

(c) In the event any Proceeding by any Governmental Entity or other Person is commenced that challenges the validity or legality of this Agreement or the Merger or seeks damages in connection therewith, except as otherwise permitted by this Agreement or necessary to avoid violation of applicable Law, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto, in accordance with Section 7.04(a).  The Company shall be entitled to control the defense and settlement of any such Proceeding but shall provide Parent reasonable opportunity to participate at its expense in the defense or settlement thereof.

Section 7.05 Company Stock Options.  (a)  At the Option Cancellation Time, each Company Stock Option then outstanding (whether vested or unvested), shall be canceled and, in consideration of such cancellation, Parent shall as promptly as reasonably practicable, but in no event more than ten (10) Business Days after the Option Cancellation Time, pay or cause to be paid to the holder as soon as practicable following the Option Cancellation Time, in full satisfaction of such Company Stock Option, an amount in cash equal to the product of (i) the excess of (if any) (A) the Merger Consideration over (B) the per share exercise price with respect to such Company Stock Option, and (ii) the number of shares of Company Common Stock subject to such outstanding Company Stock Option, as the case may be, less any applicable withholding taxes; provided that if the per share exercise price of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b) Upon the terms and subject to the conditions set forth in this Agreement, the Company shall (i) take all actions necessary to cause the actions and effects specified in Section 7.05(a) to occur, (ii) take all actions necessary to ensure that, effective as of the Option Cancellation Time, no holder of shares of Company Stock Options will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise or settlement of any Company Stock Option or any other event and (iii) cooperate with all reasonable requests of Parent to ensure the effective application of Section 7.05(a) without limitation.

Section 7.06 Indemnification.  (a)  From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless (i) each present and former director and officer of the Company or any of the Company Subsidiaries, (ii) to the extent not covered by the foregoing clause (i), those individuals indentified in clause (i) of the definition of “Knowledge” and (iii) each person who served at the request of the Company or any Company Subsidiary as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) against any costs or expenses (including fees and expenses of counsel), judgments, fines, penalties, interest, losses, claims, damages or liabilities and amounts paid in settlement (collectively, “Losses”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time relating to the Indemnified Party’s service with or at the request of the Company, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent permitted by applicable Law.  To the fullest extent permitted by applicable Law, expenses (including attorneys’ fees) incurred by any Indemnified Party in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Parent or the Surviving Corporation in advance of the final disposition of such action, suit or proceeding, subject to (if legally required) receipt of an undertaking by or on behalf of such Indemnified Party to repay such amounts to the extent it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under applicable Law.  The indemnification rights hereunder are not exclusive and shall be in addition to any other rights such Indemnified Party may have under any Law or Contract or any organizational documents of any Person, under the OGCA or otherwise.  The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the Surviving Corporation to fulfill and honor, provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the Company Charter and Company Bylaws as of the date of this Agreement, and those provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.  The parties agree that the provisions relating to exoneration of directors and officers and the rights to indemnification and advancement of expenses incurred in defense of any action or suit in the Company Charter or Company Bylaws and the comparable organizational documents of the Company Subsidiaries with respect to matters occurring through the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided that all rights to indemnification and advancements in respect of any action, suit or proceeding pending or asserted or claim made within such period shall continue until the disposition of such action, suit or proceeding or resolution of such claim.

(b) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.

(c) Parent and the Surviving Corporation shall be jointly and severally liable for and, to the fullest extent permitted by applicable Law, shall pay (within 10 days of receiving a reasonably detailed invoice therefor) all expenses (including reasonable fees and expenses of counsel) that an Indemnified Party may incur in enforcing the indemnity and other rights and obligations provided for in this Section 7.06.

(d) The provisions of this Section 7.06 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution that any such Person may have by contract or otherwise.  No release executed by any Indemnified Party in connection with his or her departure from the Company or any of the Company Subsidiaries shall be deemed to be a release or waiver of any of the indemnity or other rights provided such Indemnified Party in this Section 7.06, unless the release or waiver of the provisions of this Section 7.06 is expressly provided for in such release.

Section 7.07 Public Announcements.

(a) The initial press release regarding the Merger shall be a joint press release by the Company and Parent and thereafter, except with respect to any action pursuant to Section 6.02, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements (including conference calls with investors and analysts) with respect to this Agreement and the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, by court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case such party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

Upon Parent’s request, subject to completion of any process with respect to an Alternative Transaction Proposal that is then ongoing pursuant to Section 6.02, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Merger, and (ii) the Company shall request a meeting with RiskMetrics Group for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s shareholders.

Section 7.08 Transfer Taxes.  All Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes shall be paid by either Merger Sub or the Surviving Corporation, and shall not be paid out of the aggregate Merger Consideration.

Section 7.09 Employee Matters.  (a) With respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its Affiliates (including the Company and the Company Subsidiaries) for the benefit of each person who is employed by the Company or any of the Company Subsidiaries as of the Closing Date (the “Company Employees”) and, to the extent applicable, any former employees of the Company and the Company Subsidiaries (“Former Company Employees”) (and their eligible dependents), Company Employees and Former Company Employees (and their eligible dependents) shall be given credit for their service with the Company and the Company Subsidiaries (i) for purposes of eligibility to participate, vesting and level of benefits under vacation and severance plans (but not benefit accrual for any purpose, including under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Plan and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, and shall be given credit for amounts paid under a corresponding Company Plan during the plan year in which the Closing Date occurs for purposes of applying deductibles, copayments and out-of-pocket maximums for such plan year as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Parent.  Notwithstanding the foregoing provisions of this Section 7.09(a), service and other amounts shall not be credited to Company Employees or Former Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.

(b) As of the Effective Time, the Surviving Corporation shall assume and agree to perform in accordance with their terms (i) all employment, severance, bonus, incentive and other compensation agreements and arrangements existing as of the date hereof between the Company or any of the Company Subsidiaries and any director, officer or employee thereof and (ii) any such agreements or arrangements entered into after the date hereof and prior to the Effective Time by the Company or any of the Company Subsidiaries in compliance with the terms of this Agreement that have been provided to Parent.

(c) Nothing contained in this Agreement, (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) create any third-party beneficiary rights or obligations in any Person (including any Company Employee or Former Company Employee), including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment with Parent, the Company, any of the Company Subsidiaries or any of their respective Affiliates and (y) the ability of Parent or any of its Affiliates (including, following the Closing Date, the Company and the Company Subsidiaries) to amend, modify, or terminate any benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them; provided, however, that nothing in this Section 7.09(c) shall affect the obligations between Parent and the Company under this Agreement.

Section 7.10 Section 16(b).  Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement, including any dispositions of equity securities of the Company (including derivative securities) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11 Financing Cooperation.

(a) Prior to the Closing, the Company shall provide to Parent and Merger Sub and their financing sources, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company Subsidiaries to, provide to Parent and Merger Sub and their financing sources all cooperation reasonably requested by Parent in connection with the arrangement of the Financing, including:

(i) participating in a reasonable number of sessions with ratings agencies; and using reasonable best efforts to obtain ratings as and when set forth in the Debt Financing Commitment;

(ii) hosting one or more meetings with prospective financing sources as and when set forth in the Debt Financing Commitment;

(iii) providing reasonable assistance with the preparation of marketing materials and materials for rating agency presentations;

(iv) executing and delivering any definitive financing certificates, documents and/or instruments as may be reasonably requested by Parent, including pledge and security documents, currency or interest hedging agreements, and a certificate of an officer of the Company or any borrowing Company Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing,

(v) furnishing Parent and its financing sources as promptly as practicable with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, including the audited consolidated financial statements of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2010 (the “2010 Audited Financials”), and all other financial statements and projections and other pertinent information required by the Financing Commitments and all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) for a public offering to consummate the offering(s) of debt securities, or as otherwise required by Law in connection with the Debt Financing and the transactions contemplated by this Agreement (all such information in this clause (v), the “Required Financial Information”);

(vi) using reasonable best efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys and title insurance as reasonably requested by Parent;

(vii) providing quarterly financial statements no later than the date by which the applicable quarterly filing is required to be made with the SEC;

(viii) providing customary letters to the financing sources of Parent and Merger Sub authorizing the dissemination of marketing materials, including confirming that such materials do not contain material non-public information; and

(ix) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by the Company or any Company Subsidiary are contemplated by the Debt Financing Commitment;

provided that (1) irrespective of the above, no obligation of the Company or any of the Company Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (2) such efforts do not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and (3) none of the Company or any of the Company Subsidiaries shall be required to issue or disseminate any offering or information document.  Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with the performance of the provisions of this Section 7.11(a).

(b) Parent acknowledges and agrees that the Company and its Representatives shall not have any responsibility for, or incur any liability to, any Person under, any Financing that Parent or Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.11 and that Parent and Merger Sub shall, jointly and severally, indemnify and hold harmless the Company and its Representatives from and against any and all Losses suffered or incurred by any of them in connection with any Financing and any information utilized in connection therewith.

(c) All non-public or otherwise confidential information regarding the Company or any of the Company Subsidiaries obtained by Parent or Merger Sub or their respective Representatives pursuant to Section 7.11(a) shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.12 Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its covenants and agreements, and comply with its obligations, under this Agreement, including consummating the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement.

Section 7.13 Parent Vote.  Parent shall vote (or consent with respect to) or cause to be voted (or cause a consent to be given with respect to) any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries or other Affiliates or with respect to which it or any of its Subsidiaries or other Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

Section 7.14 Solvency Opinion Assistance.  Parent will, in connection with the preparation and delivery of the solvency opinion referenced in Section 8.02(d), (a) make its officers available and will use its reasonable best efforts to make its other Representatives available on a customary basis and upon reasonable notice, (b) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of Parent and its Affiliates as may reasonably be requested, and (c) pay the fees and reimbursable expenses of the firm referred to in Section 8.02(d) that are incurred in such preparation and delivery.

Section 7.15 State Takeover Statutes.  Parent, the Company and their respective Boards of Directors (or with respect to the Company, the Special Committee, if appropriate) shall (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated by this Agreement and (ii) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions provided for in this Agreement.  In furtherance of the foregoing, any Contract entered into after the execution of this Agreement between Parent or any member of the Parent Group, on the one hand, and any Third Party, on the other hand, that has the effect of causing a Takeover Statute (including Section 1090.3 of the OGCA) to be applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement shall be deemed to be a breach of this Section 7.15 by Parent.

Section 7.16 Resignation of Directors.  At the Closing, except as otherwise may be agreed to by Parent no later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 7.17 Transaction Litigation.  From and after the date of this Agreement until the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of  any Action commenced against, such party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated hereby (the “Transaction Litigation”).  The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided, that neither the Company nor any Company Subsidiary or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have consented in writing; provided, further, that after receipt of Company Shareholder Approval, the Company shall cooperate with Parent and, if requested by Parent, use its reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction; provided that any such settlement shall be conditioned on the consummation of the Merger.

Section 7.18 Financing.  (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitment and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Commitment without the prior written consent of the Company if such amendments, modifications or waivers would or would reasonably be expected to (w) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger and the other transactions contemplated hereby, (x) impose new or additional conditions to the receipt of the Debt Financing, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments (provided that Parent and Merger Sub may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement so long as such action would not reasonably be expected to delay or prevent the Closing), including using reasonable best efforts to (i) maintain in effect the Debt Financing

Commitment, (ii) satisfy on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitment (including by consummating the financing pursuant to the terms of the Equity Financing Commitment) and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment (or terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub (in the reasonable judgment of Parent) than the terms and conditions in the Debt Financing Commitment), (iv) in the event that all conditions in the Debt Financing Commitment (other than the availability or funding of any Equity Financing) have been satisfied, consummate the Debt Financing at or prior to Closing and (v) subject to compliance with the requirements of Section 10.09(b), enforce its rights under the Debt Financing Commitment in the event that all conditions in the Debt Financing Commitment (other than the availability or funding of any Equity Financing) have been satisfied, to cause the lenders and other persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (containing a reasonable description of the circumstances giving rise to the notified matter): (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Debt Financing Commitment or definitive document related to the Debt Financing of which Parent or Merger Sub become aware; (B) of the receipt of any written notice or other written communication from any party to the Debt Financing Commitment with respect to any breach, default, termination or repudiation by any party to the Debt Financing Commitment or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitment or any definitive document related to the Debt Financing; and (C) if Parent or Merger Sub will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive documents related to the Debt Financing; provided, that the Parent and Merger Sub shall be under no obligation to disclose any information that is subject to attorney client or similar privilege, but only if such privilege is asserted in good faith.  If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall, if requested by the Company, use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those in the Debt Financing Commitment as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date.  To the extent Parent, at the Company’s request, seeks to arrange and obtain alternative debt financing from alternative debt sources and such actions by Parent are determined to have constituted a breach of the Debt Financing Commitment, the Company agrees that such result shall not be deemed to be a breach by Parent of its obligations under this Section 7.18 or otherwise under this Agreement.  Notwithstanding anything contained in this Section 7.18 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (x) to amend or waive any of the terms or conditions hereof or (y) consummate the Closing any earlier than the final day of the Marketing Period.

(b) Each of Parent and Merger Sub shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in or contemplated by the Equity Financing Commitment and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Equity Financing Commitment without the prior written consent of the Company if such amendments, modifications or waivers would or would reasonably be expected to (w) reduce the aggregate amount of the Equity Financing, (x) impose new or additional conditions to the receipt of the Equity Financing, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Equity Financing Commitment, including (i) maintaining in effect the Equity Financing Commitment and (ii) satisfying on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the Equity Financing Commitment and otherwise complying with their obligations thereunder. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (containing a reasonable description of the circumstances giving rise to the notified matter):  (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to the Equity Financing Commitment; (B) of the receipt of any written notice or other written communication from any party to the Equity Financing Commitment with respect to any breach, default, termination or repudiation by any party to the Equity Financing Commitment of the Equity Financing Commitment or any provisions of the Equity Financing Commitment; and (C) if Parent or Merger Sub will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Financing Commitment.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.18 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against the counterparties to the Financing Commitments to enforce its respective rights under the Financing Commitments, except that Parent shall seek enforcement of the Financing Commitments solely if the Company seeks and is granted a decree of specific performance after all conditions to the granting therefor set forth in Section 10.09(b) of this Agreement have been satisfied, (ii) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitments or (iii) pay any fees in connection with the Financing in excess of those contemplated by the Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise).

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger and the other transactions contemplated herein are subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals.  (i) The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) the Commissioner of the Oklahoma Insurance Department shall have approved the Oklahoma Form A, (iii) the Commissioner of the Florida Office of Insurance Regulation shall have approved the Florida Application and (iv) the Additional Material Regulatory Consents, if any, shall have been obtained.

(c) Statutes; Court Orders.  No statute, rule, regulation or Orders shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity of competent jurisdiction and shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 8.02 Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Accuracy of Representations and Warranties.  (i) The representations and warranties made by Parent and Merger Sub herein, other than in Section 5.03, shall be true and correct as of the date hereof and on the Closing Date with the same effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier specified date (including the date of this Agreement), which shall be true and correct only as of such earlier specified date), disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect (other than the Parent Retained Qualifiers), except for such failures to be so true and correct which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement; and (ii) the representations and warranties set forth in Section 5.03 shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties that address matters only as of an earlier specified date (including the date of this Agreement), which shall be true and correct only as of such earlier specified date).

(b) Compliance with Covenants.  Each of Parent and Merger Sub shall have performed in all material respects all covenants and agreements, and complied in all material respects with all obligations, contained in this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate.  The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an executive officer of Parent to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d) Solvency Opinion.  The Company shall have received a favorable opinion from a firm reasonably acceptable to Parent and the Company addressed to the Company Board, in customary form and substance, that (i) as of and immediately after the Effective Time, neither Parent, the Surviving Corporation nor any of the Company Subsidiaries is insolvent (as defined in section 101(32) of title 11 of United States Code), (ii) neither Parent, the Surviving Corporation nor any of the Company Subsidiaries is, as of the Effective Time, engaged or about to engage in a business or transaction for which its remaining property was an unreasonably small capital, and (iii) neither Parent, the Surviving Corporation nor any of the Company Subsidiaries intended, as of the Effective Time to incur, or believed at the Effective Time that it would incur, debts beyond their ability to pay as such debts matured.

Section 8.03 Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver (to the extent permitted by applicable Law) at or prior to the effective time of each of the following conditions:

(a) Accuracy of Representations and Warranties.  (i) The representations and warranties made by the Company herein, other than in Sections 4.03, 4.04, 4.08 (second sentence only) and 4.20, shall be true and correct as of the date hereof and on the Closing Date with the same effect as if made on and as of the Closing Date (except for those representations and warranties that address matters only as of an earlier specified date (including the date of this Agreement), which shall be true and correct only as of such earlier specified date), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect (other than the Company Retained Qualifiers), except for such failures to be so true and correct which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 4.03 shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties that address matters only as of an earlier specified date (including the date of this Agreement), which shall be true and correct only as of such earlier specified date), except for such failures to be so true and correct that do not exceed a de minimis extent; and (iii) the representations and warranties set forth in Sections 4.04, 4.08 (second sentence only) and 4.20 shall be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties that address matters only as of an earlier specified date (including the date of this Agreement), which shall be true and correct only as of such earlier specified date).

(b) Compliance with Covenants.  The Company shall have performed in all material respects all covenants and agreements, and complied in all material respects with all obligations, contained in this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate.  Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) FIRPTA Certificate.  The Company shall have delivered to Parent a properly completed and executed certificate to the effect that the Common Stock of the Company is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)), along with written authorization for Parent to deliver such form to the IRS on behalf of the Company upon Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after Company Shareholder Approval has been obtained (other than as provided in Section 9.01(d)(i)), by written notice (other than termination pursuant to Section 9.01(a)) by the terminating party to the other parties specifying the subsection of this Section 9.01 pursuant to which such termination is effected:

(a) by mutual written consent of the Company (upon approval of the Special Committee) and Parent;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before July 31, 2011 (as may extended in accordance with this Section 9.01(b)(i), the “Outside Date”); provided, further that (x) if the Marketing Period has commenced on or before such Outside Date, but not ended before any such Outside Date, such Outside Date shall automatically be extended by one month and (y) the Outside Date shall not occur sooner than three (3) Business Days after the final day of the Marketing Period; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of, or failure to fulfill any obligation under, this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; provided further that in the event the Company has brought any litigation seeking to enforce any of its rights under Section 10.09 and such litigation is pending as of the Outside Date, Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b)(i) until the third Business Day immediately following the date on which Parent and Merger Sub have complied with all orders (if any) included in the final ruling  (including any appeals) on the merits of such litigation that is issued by the courts in which such litigation is pending;

(ii) if (x) any Order permanently restraining, enjoining or otherwise prohibiting the Merger shall have become final and nonappealable or (y) any Law makes consummation of the Merger illegal or otherwise prohibited (unless the consummation of the Merger in violation of such Law would not have a Company Material Adverse Effect); provided, however, that no party hereto shall have such right to terminate pursuant to this Section 9.01(b)(ii) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Order or Law or to have such Order or Law vacated or made inapplicable to the Merger and shall have complied in all material respects with its obligations under Section 7.04; provided further that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable; or

(iii) if at the Company Shareholders Meeting (or any adjournment thereof), a proposal to adopt this Agreement shall have been voted upon by the holders of shares of Company Common Stock and the Company Shareholder Approval shall not have been obtained.

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8.03(a) or 8.03(b) and (y) (1) is incapable of being cured or (2) if capable of being cured, is not cured by the earlier to occur of thirty (30) calendar days (or, in the case of a breach of Section 6.02, five (5) calendar days) after the Company receives notice of such breach from Parent or Merger Sub and the Outside Date; provided, however, that each of Parent and Merger Sub is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01, 8.02(a) or 8.02(b), as applicable, not to be satisfied; or

(ii) if, prior to the obtaining of the Company Shareholder Approval, (A) the Company Board or the Special Committee shall have effected a Company Adverse Recommendation Change or the Company Board or the Special Committee shall have effected a Change of Recommendation in response to an Intervening Event; or (B) Parent shall have received written notice from the Company to the effect that the Company intends to terminate this Agreement in accordance with Section 6.02(e).

(d) by the Company:

(i) at any time prior to obtaining the Company Shareholder Approval, if the Company Board or the Special Committee shall have determined, in good faith, that an Alternative Transaction Proposal is a Superior Proposal and the Company shall have complied with the provisions of Section 6.02 and Section 9.02(b);

(ii) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b) and (B) (1) is incapable of being cured or (2) if capable of being cured, is not cured by the earlier to occur of (x) thirty (30) calendar days after Parent or Merger Sub receives notice of such breach from the Company and (y) the Outside Date; provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01, 8.03(a) or 8.03(b), as applicable, not to be satisfied; or

(iii) if (A) the conditions set forth in Sections 8.01 and 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (B) the Company has irrevocably confirmed in writing that all conditions set forth in Section 8.02 have been satisfied or that it is willing to waive all unsatisfied conditions in Section 8.02 provided that the Closing occurs by the close of business on the second Business Day following the date of such notice, (C) the Marketing Period has ended or will end on the date of such notice, and (D) by the close of business on the second Business Day after the Company has delivered written notice to Parent of the satisfaction of such conditions and such confirmation, the Merger shall not have been consummated; provided that such conditions in Sections 8.01 and 8.03 remain satisfied and the Company’s certification remains in full force and effect at the close of business on such second Business Day; provided, further, that during such period of two (2) Business Days, no party shall be entitled to terminate this Agreement pursuant to Section 9.01(b)(i) until after the close of business on the Business Day immediately following the last day of such period.

Section 9.02 Effect of Termination.  (a)  In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than Section 4.18, Section 5.08, the last sentence of Section 7.03, the last sentence of Section 7.11(a), Section 7.11(b), Section 7.11(c), this Section 9.02, and Article X; provided, however, that no such termination shall relieve any party from any liability for damages to any other party resulting from any material and willful breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement.  The Confidentiality Agreement and the Guarantee shall survive any termination of this Agreement in accordance with their respective terms.

(b) Company Termination Fee.

(i) In the event that this Agreement is terminated pursuant to Section 9.01(d)(i), the Company shall pay to the Fund Manager a fee equal to $21,500,000 (the “Company Termination Fee”) prior to such termination by wire transfer of same day funds to one or more accounts designated by Fund Manager (except that if the Fund Manager shall not have so designated one or more accounts to the Company by 12:00 pm, New York City time, on the final day of the Notice Period, the Company shall be permitted to terminate this Agreement pursuant to Section 9.01(d)(i) without paying the Company Termination Fee prior to such termination; provided, that the Company shall thereafter pay the Company Termination Fee to the Fund Manager within two (2) Business Days of the later to occur of (A) the termination of this Agreement pursuant to Section 9.01(d)(i) and (B) the date that the Fund Manager shall have designated such account or accounts to the Company).

(ii) In the event that this Agreement is terminated pursuant to Section 9.01(c)(ii), the Company shall pay the Company Termination Fee to the Fund Manager promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by the Fund Manager.

(iii) In the event that this Agreement is terminated pursuant to Section 9.01(b)(iii) and prior to the Company Shareholders Meeting the Company Board has made a Change of Recommendation based on an Intervening Event, the Company shall pay the Company Termination Fee to Fund Manager promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Fund Manager.

(iv) In the event that (A) after the date of this Agreement (and in the case of a termination pursuant to Section 9.01(b)(iii), prior to the Company Shareholders Meeting (or any adjournment thereof)) an Alternative Transaction Proposal shall have become publicly known and not withdrawn, (B) thereafter, this Agreement is terminated (1) by Parent or the Company pursuant to Section 9.01(b)(i), (2) by Parent or the Company pursuant to Section 9.01(b)(iii), or (3) by Parent pursuant to Section 9.01(c)(i), and (C) within 12 months after such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Alternative Transaction Proposal (regardless of when made) (which transaction is thereafter consummated) or consummates any Alternative Transaction Proposal (regardless of when made), then the Company shall, on the date such Alternative Transaction Proposal is consummated, pay the Company Termination Fee to the Fund Manager; provided that for purposes of clause (C) of this Section 9.02(b)(iv), the term “Alternative Transaction Proposal” shall have the meaning set forth in Section 6.02(i)(i) except that all references to “twenty (20) percent or more” shall be deemed to be references to “fifty (50) percent or more” .

In no event shall the Company Termination Fee be paid more than once.

(c) Parent Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(d)(ii) or Section 9.01(d)(iii), Parent shall pay or cause to be paid to the Company a fee equal to $50,000,000 (the “Parent Termination Fee”), in each case promptly, and in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company.

(ii) In no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion.

(iii) If Parent becomes obligated to pay the Parent Termination Fee pursuant to this Section 9.02(c), the Company agrees that its right to receive the Parent Termination Fee from Parent or the Guarantors pursuant to the Guarantee shall be its sole and exclusive remedy against Parent, the Parent Group and the Lender Identified Persons and, upon payment of the Parent Termination Fee, neither Parent nor any member of the Parent Group nor any Lender Identified Person shall have any liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby.  Each Lender Identified Person is an express third party beneficiary of this Section 9.02(c)(iii).

(d) In the event that this Agreement is terminated pursuant to (i) (A) Section 9.01(b)(i) and, as of the date of such termination, (1) all of the conditions set forth in Sections 8.01 and 8.02 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, all of which would be satisfied if the Closing were to occur on the date of such termination (except that the condition set forth in Section 8.02(d) would fail to be satisfied as of such date)) and (2) Parent shall have complied in all material respects with its obligations contained in Section 7.14 or (B) either Section 9.01(b)(iii) or Section 9.01(c)(i) and (ii) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 9.02(b), then the Company shall promptly reimburse Parent for all reasonably documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by the Parent Group in connection with this Agreement and the transactions contemplated hereby (“Parent Expenses”) by payment to the Fund Manager of the amount thereof by wire transfer of same day funds as promptly as reasonably practicable (and, in any event, within two (2) Business Days following request therefor), which amount shall not be greater than $5,000,000; provided, that the payment by the Company of Parent Expenses pursuant to this Section 9.02(d) shall be credited against any amount that may become payable pursuant to Section 9.02(b).

(e) Each party acknowledges that (i) the agreements contained in this Section 9.02 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.02(b) or Section 9.02(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 9.02, the parties would not have entered into this Agreement.  Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.02(b) or if Parent fails to promptly pay any amount due pursuant to Section 9.02(c) and, in order to obtain such payment, Parent or the Company, as the case may be, commences a suit that results in a judgment against the Company for the amount set forth in Section 9.02(b) or Section 9.02(c) or any portion thereof or a judgment against Parent for the amount set forth in or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate in effect on the date such payment was required to be made through the date of payment.

Section 9.03 Amendment.  This Agreement may be amended by the parties at any time before the Effective Time; provided, that after receipt of Company Shareholder Approval, there shall be no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders; provided, further that no amendment of Section 7.06 or the second sentence of Section 10.06 (to the extent such sentence refers to Section 7.06 or Section 10.12(c)) shall be effective against any Indemnified Party without the prior written consent of such Indemnified Party.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.04 Extension; Waiver.  At any time prior to the Effective Time, the parties may, and in the case of the Company upon the approval of the Special Committee, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in the first sentence of Section 9.03, and to the fullest extent permitted by Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 10.02 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy, facsimile or email, upon confirmation of receipt or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Parent or Merger Sub, to

c/o MidOcean Partners
320 Park Avenue
16th Floor
New York, NY 10022
Tel:  (212) 497-1400
Fax: (212) 497-1373
Email:                 fschiff@midoceanpartners.com
   nrabinsky@midoceanpartners.com
Attention:         Frank Schiff and Noah Rabinsky

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Tel: (212) 446-4800
Fax: (212) 446-4900
Email:                george.stamas@kirkland.com,
                           mark.director@kirkland.com,
                          Andrew.herman@kirkland.com
Attention:        George P. Stamas, Mark D. Director
  and Andrew M. Herman

with a copy to:

Hartzog Conger Cason & Neville
201 Robert S. Kerr Ave., Suite 1600
Oklahoma City, Oklahoma 73102
Tel: (405) 235-7000
Fax: (405) 996-3403
Email:                 lcason@hartzogLaw.com,
                           rwarren@hartzoglaw.com
Attention:         Len Cason and Rick Warren

if to the Company, to

Pre-Paid Legal Services, Inc.
One Pre-Paid Way
Ada, Oklahoma 74820
Tel:  (580) 436-1234
Fax: (580) 436-7412
Attention:  General Counsel

with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Tel:  (312) 782-0600
Fax:  (312) 701-7711
Email:                      sdavis@mayerbrown.com
wkucera@mayerbrown.com
 anoreuil@mayerbrown.com
Attention:                      Scott J. Davis, William R. Kucera
and Andrew J. Noreuil

and a copy to:

Fellers, Snider, Blankenship, Bailey & Tippens, P.C.

The Kennedy Building

321 South Boston, Suite 800

Tulsa, Oklahoma 74103-3318

Tel:  (918) 599-0621

Fax:  (918) 583-9659

Email: lfoster@fellerssnider.com

Attention:                      Lon Foster, III

Section 10.03 Interpretation.  When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” to the extent such words do not already follow any such term.  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 10.04 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.05 Counterparts.  This Agreement (i) may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall be considered one and the same agreement and (ii) shall become effective when signed by all of the parties or when counterparts have been signed by each of the parties and delivered to all of the other parties.  Delivery of an executed counterpart of this Agreement by facsimile or “.pdf” file shall be effective to the fullest extent permitted by applicable Law.

Section 10.06 Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, Parent Disclosure Schedule and all Exhibits hereto, the Guarantee and the Confidentiality Agreement, taken together, constitute the entire agreement, and supersede all prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and the transactions contemplated hereby.  Other than as provided in Section 7.06 and Section 10.12(c) (each of which is intended to be for the benefit of the Persons referred to therein), each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement and no provision of this Agreement is intended to, and does not, confer upon any Person other than the parties hereto and the Lender Identified Persons any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  For the avoidance of doubt and without limitation on the foregoing, in no event shall any Lender Identified Person have any liability or obligation under this Agreement.

Section 10.07 Governing Law.  Except to the extent the Laws of the State of Oklahoma are mandatorily applicable to the Merger, this Agreement, the transactions contemplated by this Agreement or the internal affairs of any parties hereto, the Merger, this Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of New York, without reference to conflicts of laws principles.

Section 10.08 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.09 Enforcement.

(a) The parties agree that irreparable injury, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties agree that, prior to the valid termination of this Agreement in accordance with Section 9.01 but in all cases subject to the specific requirements set forth in Section 10.09(b), the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in accordance with Section 10.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(b) Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Merger Sub to, or to directly, cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the Debt Financing (whether under this Agreement, the Equity Financing Commitment or the Guarantee) shall be subject to the requirements that: (A) all conditions in Sections 8.01 and 8.03 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.02, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 7.18, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that (1) all conditions set forth in Section 8.02 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 8.02 and (2) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. It is further hereby acknowledged and agreed that the Company's right to specific performance to cause Parent and Merger Sub to use reasonable best efforts to enforce the terms of the Debt Financing Commitment, which may include a demand that Merger Sub and Parent file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder shall be subject to the requirements that (A) all conditions in Sections 8.01 and 8.03 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.02, (C) the Company has irrevocably confirmed that (1) all conditions set forth in Section 8.02 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 8.02 and (2) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur and (D) all conditions to the consummation of the Debt Financing contemplated by the Debt Financing Commitment (other than the receipt of the Equity Financing and those conditions that by their nature cannot be satisfied until the Closing, but each of which, including the receipt of the Equity Financing, shall be capable of being satisfied on the Closing (and shall be satisfied on the Closing Date)) have been satisfied and remain satisfied.

(c) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.10 Submission to Jurisdiction.

(a) Each party to this Agreement hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Agreement or any matters or transactions contemplated hereby shall be brought, heard and determined exclusively in the courts of the State of Delaware located in New Castle County, Delaware or the federal courts of the United States of America located in the District of Delaware, (b) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any matters or transactions contemplated by this Agreement in any other court, (c) consents and irrevocably submits itself to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 10.10, as well as to the jurisdiction of all courts to which an appeal may be taken from such court, and to service of process upon it in accordance with the rules and statutes governing service of process, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (e) expressly waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum, (f) designates, appoints and directs Corporation Service Company, as its authorized agent to receive on its behalf service of any and all process and documents in such litigation, proceeding or action in the State of Delaware, (g) agrees to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Delaware to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation, (h) agrees, to the fullest extent permitted by Law, as an alternative method of service to service of process in such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 10.02, (i) agrees, to the fullest extent permitted by Law, that any service made as provided herein shall be effective and binding service in every respect and (j) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable Law.  Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof.

(b) Each of the parties hereto irrevocably agrees (on their own behalf and on behalf of each of their respective Subsidiaries and Affiliates) that (i) any litigation, proceeding or other legal action arising against any Lender Identified Person, or with respect to which any Lender Identified Person otherwise becomes subject to, arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Commitment, the Financing, the use of the proceeds therefrom, the Merger, or any of the other transactions contemplated by the Debt Financing Commitment shall be subject to the exclusive jurisdiction of a New York State or Federal court sitting in the County of New York, New York, and (ii) each Lender Identified Person is an express third party beneficiary of this Section 10.10(b).

Section 10.11 Waiver of Jury Trial.  EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, THE FINANCING OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 10.12 Non-Reliance; Limitation of Damages.

(a) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, neither the Company nor any of its Representatives has made, in connection with Parent’s and Merger Sub’s investigation of the Company or otherwise, any representation or warranty, express or implied, including with respect to the accuracy or completeness of any information, written or oral, relating to the Company or the Company Subsidiaries (collectively, the “Information”).  Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that neither the Company nor any of its Representatives has made any representation or warranty with respect to (i) any projections, forecasts or forward-looking statements made or made available to Parent or Merger Sub or any of their respective Representatives or (ii) any memoranda, charts, summaries, schedules or other information about the Company or the Company Subsidiaries made available to Parent or Merger Sub or any of their respective Representatives (including any information by any financial advisor for the Company), except as expressly set forth in this Agreement.  Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Representatives shall have any liability to Parent or Merger Sub or any of their respective Representatives relating to or resulting from the use of the Information or any errors or inaccuracies contained therein or omissions therefrom, except for any liability resulting from the breach of the representations, warranties, covenants and agreements expressly set forth in this Agreement or from Parent’s reliance on the Company SEC Documents.  Parent and Merger Sub also agree that, except for the representations and warranties expressly set forth in this Agreement, neither they nor any of their respective Representatives has relied upon any representations or warranties of any nature made by or on behalf of or imputed to the Company or any of its Representatives, and Parent and Merger Sub acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Company and the Company Subsidiaries, the Company SEC Documents and the representations and warranties expressly set forth in this Agreement, subject to the limitations and restrictions specified herein.

(b) Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Representatives shall have any liability to Parent or Merger Sub or any of their respective Representatives relating to or resulting from the use of the Information or any errors or inaccuracies contained therein or omissions therefrom, except for any liability resulting from the breach of the representations, warranties, covenants and agreements expressly set forth in this Agreement.

(c) For the avoidance of doubt and subject only to the Company’s right to seek specific performance under Section 10.09, notwithstanding anything herein to the contrary, the maximum aggregate liability of Parent and Merger Sub under or relating to this Agreement to any Person shall be limited to the amount of the Parent Termination Fee (the “Parent Liability Limitation”), and in no event shall the Company or any of its Affiliates seek, obtain or accept, or permit to be sought (and no liability shall attach to the any member of the Parent Group with respect to), any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, under or in connection with this Agreement, the Financing Commitments or the Guarantee or the transactions contemplated hereby or thereby, against Parent, Merger Sub, the Guarantor or any other member of the Parent Group, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Guarantors or any other member of the Parent Group, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, other than against Parent or Merger Sub pursuant to this Agreement or against Guarantor pursuant to the Guarantee, in each such case not to exceed the Parent Liability Limitation, and in no event shall the Company and its Affiliates be entitled to an aggregate amount equal to more than the Parent Liability Limitation.  The Company acknowledges that both Parent and Merger Sub are newly-formed companies and do not have any material assets except in connection with this Agreement or the Financing Commitment as expressly set forth herein and therein.  The provisions of this Section 10.12(c) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.  Notwithstanding anything herein to the contrary, if the Company receives the Parent Termination Fee from Parent pursuant to Section 9.03(c), (i) such payment shall be the sole and exclusive remedy of the Company against any member of the Parent Group and its respective Subsidiaries and any of its respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates with respect to this Agreement and the transactions contemplated hereby, (ii) no member of the Parent Group nor its respective Subsidiaries nor any of its respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (iii) the Company shall not be entitled to specific enforcement of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers all as of the date first written above.

MIDOCEAN PPL HOLDINGS CORP.

By: /s/ Frank Schiff
Name:   Frank Shiff
Title:     Managing Director

PPL ACQUISITION CORP.

By: /s/ Frank Schiff
Name:  Frank Shiff
Title:    Managing Director

PRE-PAID LEGAL SERVICES, INC.

By: /s/ Harland C. Stonecipher
Name:   Harland C. Stonecipher
Title:     Chairman of the Board

EXHIBIT A

GUARANTEE

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of January 30, 2011 (this “Limited Guarantee”), by MidOcean Partners III, L.P., MidOcean Partners III-A, L.P. and MidOcean Partners III-D, L.P. (collectively, the “Guarantors”), in favor of Pre-Paid Legal Services, Inc., an Oklahoma corporation (the “Company”).

WHEREAS, contemporaneously with the execution and delivery of this Limited Guarantee, MidOcean PPL Holdings Corp., a Delaware corporation (“Parent”), PPL Acquisition Corp., an Oklahoma corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used, but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement) pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, Guarantors are entering into this Limited Guarantee as an inducement to and a condition to the willingness of the Company to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Limited Guarantee, the parties agree as follows:

1.           Limited Guarantee.  To induce the Company to enter into the Merger Agreement, Guarantors, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantee to the Company the due and punctual payment by Parent and Merger Sub of, and to cause Parent and Merger Sub to punctually pay and perform, when due pursuant to the terms and condition of the Merger Agreement of (1) the Parent Termination Fee, when required to be paid by Parent pursuant to Section 9.02(c) of the Merger Agreement, subject to the provisions of Section 9.02(c) and the other terms and conditions of the Merger Agreement, and (2) any reimbursement obligations of Parent pursuant to Sections 7.11(a) and (c) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided, however, that, notwithstanding anything to the contrary set forth in this Limited Guarantee (except the immediately succeeding proviso), the Merger Agreement, or any other agreement contemplated hereby or thereby, in no event shall the aggregate liability of the Guarantors pursuant to this Limited Guarantee exceed $50,000,000 (such amount, plus the aggregate amount to which the Company shall be entitled pursuant to Section 10 of this Limited Guarantee being, the “Maximum Liability Cap”), it being understood that in no event shall this Limited Guarantee be enforced without giving effect to the Maximum Liability Cap.  The Company hereby agrees that (i) the Guarantors shall in no event be required to pay an aggregate amount in excess of the Maximum Liability Cap under or in respect of this Limited Guarantee (or in the case of each Guarantor, its Pro Rata Amount of the Maximum Liability Cap), and (ii) neither the Guarantors nor any Guarantor Affiliate (as hereinafter defined) shall have any obligation or liability to any person relating to, arising out of or in connection with, this Limited Guarantee, other than as expressly set forth herein.

2.           Nature of Guarantee; Waivers.

(a)           The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect any Guarantor’s obligations hereunder.  In the event any payment theretofore applied by the Company to the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever (including by reason of the insolvency, bankruptcy or reorganization of Merger Sub or any Guarantor), such Guaranteed Obligations shall, for the purposes of this Limited Guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Company, and this Limited Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations, all as though such application by the Company had not been made.

(b)           Each Guarantor agrees that the Company may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension or renewal thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee.  Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) the addition, substitution, discharge or release of any Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Guarantor; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other Guarantor; (vi) the lack of enforceability of the Merger Agreement (in each case against any Person other than the Company); (vii) except as otherwise provided herein, the existence of any claim, set-off or other right that such Guarantor may have at any time against Parent, Merger Sub or any other Guarantor, whether in connection with the Guaranteed Obligations or otherwise; (viii) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations.  To the fullest extent permitted by Law, each Guarantor hereby expressly waives any rights and defenses arising by reason of any applicable Law that would otherwise require any election of remedies by the Company.  Each Guarantor hereby waives promptness, diligence in collection or protection of or realization upon any Guaranteed Obligations, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Guarantor, and all suretyship and guarantor defenses generally (other than fraud or willful misconduct by the Company or any of its Affiliates, defenses to the payment of the Guaranteed Obligations that are available to Parent under the Merger Agreement or breach by the Company of this Limited Guarantee).  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.  Each Guarantor hereby covenants and agrees that is shall not assert, directly or indirectly, and shall cause its Affiliates not to assert, in any proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(c)           Notwithstanding any other provision of this Limited Guarantee, the Company hereby agrees that (i) each of the Guarantor may assert, as a defense to, or release or discharge of, any payment by such Guarantor under this Limited Guarantee, any claim, set off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including any breach by the Company of any representation, warranty, covenant or agreement contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement (whether any such breach results from fraud, intentional misrepresentation or otherwise), that would relieve each of Parent and Merger Sub of its obligations to consummate the transactions contemplated by the Merger Agreement or any obligations to pay any fees, costs or expenses under the Merger Agreement shall likewise automatically and without any further action on the part of any Person relieve the Guarantors of their obligations under this Limited Guarantee.

3.           Continuing Guarantee; Primary Obligations.  This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect until all of the Guaranteed Obligations have been satisfied in full.  Subject to the provisions of the immediately preceding sentence, this Limited Guarantee is a primary and original obligation of each Guarantor, is not merely the creation of a surety relationship, and is an absolute, unconditional, irrevocable and continuing guaranty of payment and not of collectibility and shall (a) be binding upon each Guarantor, its successors and permitted assigns and (b) inure to the benefit of, and be enforceable by the Company and its successors and permitted assigns against each Guarantor and its successors and permitted assigns.  Each Guarantor agrees that it is directly liable to the Company and that a separate action may be brought against each Guarantor, irrespective of whether such action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in such action.  Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger Agreement in which Parent would not be obligated to pay any Guaranteed Obligation, and (iii) the 90th day after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to pay any Guaranteed Obligation if the Company has not presented a claim for payment of any Guarantee Obligation to Parent or any Guarantor by such 90th day; provided, that, such claim shall set forth in reasonable detail the basis for such claim. Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries asserts in any litigation or other proceeding that the provisions of Section 1 hereof or that any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, that the Guarantors are liable in excess of or to a greater extent than the applicable amount of the Guaranteed Obligations or asserting any theory of liability against the Guarantors or the Guarantor Affiliates of the Guarantors with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantors under this Limited Guarantee (as limited by the provisions of Section 1 and Section 9), then (i) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (ii) if any Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Company, and (iii) no Guarantor shall have any liability to the Company or any of its Affiliates with respect to the Merger Agreement, the Equity Commitment Letter, the transactions contemplated by the Merger Agreement or under this Limited Guarantee.

4.           No Recourse.  The Company agrees and acknowledges that no Person other than the Guarantors has any obligations hereunder and that, notwithstanding that Guarantors may be limited partnerships, the Company hereunder has no remedy, recourse or right of recovery against, or contribution from, (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of any Guarantor, (ii) Parent or Merger Sub, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub or (iv) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates of any of the foregoing (those persons and entities described in the foregoing clauses (i), (iii) and (iv) being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of any Guarantor, Parent or Merger Sub against any Guarantor or any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights against the Guarantors under this Limited Guarantee; provided, however, that in the event any Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of all of such Guarantor’s remaining net assets plus uncalled capital is less than such Guarantor’s Pro Rata Share of the Guaranteed Obligations, then, in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability hereunder up to the portion of amount of the Guaranteed Obligations for which such Guarantor is liable, as determined in accordance with this Limited Guarantee.  As used herein, unless otherwise specified, the term Guarantor shall include such Guarantor’s Successor Entity.

5.           No Waiver; Cumulative Rights.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Company or allowed it by Law (and not limited by this Limited Guarantee) shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.  The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights or remedies against Parent or Merger Sub or any other Person liable for the Guaranteed Obligations prior to proceeding against the Guarantors hereunder and the failure by the Company to pursue rights or remedies against Parent or Merger Sub shall not relieve Guarantors of any liability hereunder and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Company.  The Company shall have the right to seek recourse against Guarantors to the fullest extent provided for herein, and no election by the Company to proceed in one form of action or proceeding, or against any Person, or on any obligation, shall constitute a waiver of the Company’s right to proceed in any other form of action or proceeding or against any other Person unless the Company shall have expressly waived such right in writing.  Nothing in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Company.

6.           No Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person liable with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of such Guarantor’s obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract or Law, including the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations and any other amounts that may be payable under this Limited Guarantee shall have been indefeasibly paid in full in cash or otherwise fully performed.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Guaranteed Obligations and any other amounts that may be payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and any other amounts that may be payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations or other amounts payable under this Limited Guarantee thereafter arising.

7.           Representations of Guarantor.  Each Guarantor, severally and not jointly, hereby represents and warrants to the Company as to itself the following:

(a)           Guarantor has all requisite power and authority to execute and deliver this Limited Guarantee and to perform its obligations hereunder.  The execution and delivery by Guarantor of this Limited Guarantee and the performance by Guarantor of its obligations hereunder have been duly authorized by all necessary action and no other action on the part of Guarantor or any other Person is necessary to authorize the execution or delivery of this Limited Guarantee or the performance by Guarantor of its obligations hereunder.  This Limited Guarantee constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(b)           The execution and delivery by Guarantor of this Limited Guarantee, do not, and the performance by Guarantor of its obligations hereunder will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (i) the organizational documents of Guarantor, (ii) any Contract to which Guarantor is a party or by which any of its properties or assets is bound or (iii) any Order or Law applicable to Guarantor or its properties or assets.  No Consent of, from or with any Governmental Entity is required to be obtained or made by or with respect to Guarantor in connection with the execution, delivery and performance of this Limited Guarantee.

(c)           Guarantor has the capacity (financial and otherwise) to pay and perform the obligations under this Limited Guarantee, including the Guaranteed Obligations, when payment of such obligations shall be due.

(d)           Guarantor is currently informed of the financial condition of Parent and Merger Sub, respectively, and of all other circumstances that a diligent inquiry would reveal and that bear upon the risk of nonpayment or nonperformance of the Guaranteed Obligations.

(e)           Guarantor has read and understands the terms and conditions of the Merger Agreement.

(f)           Guarantor acknowledges that in consideration of the execution and delivery of the Merger Agreement by the Company, the Company is relying on the representations, warranties, covenants and agreements made by Guarantor in this Limited Guarantee.

8.           Payments; Availability of Funds.  All payments to be made hereunder by the Guarantors shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds, and, subject to Section 2(c) hereof, shall be made without deduction (whether for taxes or otherwise), offset, defense, claim or counterclaim of any kind.  For so long as this Limited Guarantee shall remain in effect in accordance with Section 3, each Guarantor shall have available to it all funds necessary for it to satisfy all of its obligations under this Limited Guarantee, including its Pro Rata Amount of the Guaranteed Obligations.

9.           Relationship of the Parties.  Each party acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (b) the obligations of each of the Guarantors under this Limited Guarantee are solely contractual in nature.  Notwithstanding anything to the contrary contained in this Limited Guarantee, the liability of each Guarantor hereunder shall be several, not joint and several, based upon its respective Pro Rata Amount, and no Guarantor shall be liable for any amount hereunder in excess of its Pro Rata Amount of the amount payable by the Guarantors hereunder.  The “Pro Rata Amount” for each Guarantor is as set forth below:
Name of Investor	Pro Rata Amount
MidOcean Partners III, L.P.	$30,923,174
MidOcean Partners III-A, L.P.	$16,439,991
MidOcean Partners III-D, L.P.	$2,636,834

10.           Attorneys’ Fees and Costs.  Each Guarantor agrees to pay, on demand, all reasonable attorneys’ fees and all other costs and expenses that may be incurred by the Company in the enforcement of this Limited Guarantee if (i) such Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and (ii) the Company prevails in such litigation or proceeding.

11.           Amendment and Waiver.  This Limited Guarantee may not be amended except by an instrument in writing signed on behalf of each of the parties; provided that no amendment of this Limited Guarantee shall relieve any Guarantor of, or reduce any Guarantor’s liability for, any Guaranteed Obligation with respect to Parent’s obligations under Section 7.06 of the Merger Agreement.  A party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Limited Guarantee or (c) to the fullest extent permitted by Law, waive compliance with any of the agreements or conditions contained in this Limited Guarantee.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Limited Guarantee to assert any of its rights under this Limited Guarantee or otherwise shall not constitute a waiver of such rights.

12.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (1) on the date of delivery if delivered personally, or by telecopy, facsimile or email, upon confirmation of receipt or (2) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)           if to Guarantors, to

c/o MidOcean Partners
320 Park Avenue
16th Floor
New York, NY 10022
Tel:  (212) 497-1400
Fax: (212) 497-1373
Email:             fschiff@midoceanpartners.com
                       nrabinsky@midoceanpartners.com
Attention:    Frank Schiff and Noah Rabinsky

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Tel: (212) 446-4800
Fax: (212) 446-4900
Email:            george.stamas@kirkland.com,
                      mark.director@kirkland.com,
                      andrew.herman@kirkland.com
Attention:    George P. Stamas, Mark D. Director and Andrew M. Herman

with a copy to:

Hartzog Conger Cason & Neville
201 Robert S. Kerr Ave., Suite 1600
Oklahoma City, Oklahoma 73102

Tel: (405) 235-700

Fax: (405) 996-3403
Email:      lcason@hartzogLaw.com,
rwarren@hartzoglaw.com
Attention: Len Cason and Rick Warren

(b)           if to the Company, to

Pre-Paid Legal Services, Inc.
One-Pre-Paid Way
Ada, Oklahoma 74820
Tel: (580) 436 - 1234
Fax: (580) 436-7412
Attention:  General Counsel

with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Tel:  (312) 782-0600
Fax:  (312) 701-7711
Email:      sdavis@mayerbrown.com
wkucera@mayerbrown.com
anoreuil@mayerbrown.com
Attention:  Scott J. Davis, William R. Kucera and Andrew J. Noreuil

and a copy to:

Fellers, Snider, Blankenship, Bailey & Tippens, P.C.
The Kennedy Building
321 South Boston, Suite 800
Tulsa, Oklahoma 74103-3318
Tel:  (918) 599-0621
Fax:  (918) 583-9659
Email: lfoster@fellerssnider.com
Attention:  Lon Foster, III

13.           Interpretation.  When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee.  Whenever the words “include”, “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation” to the extent such words do not already follow any such term.  The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Limited Guarantee as a whole and not to any particular provision of this Limited Guarantee.

14.           Severability.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

15.           Counterparts.  This Limited Guarantee (a) may be executed in counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall be considered one and the same agreement and (b) shall become effective when signed by all of the parties or when counterparts have been signed by each of the parties and delivered to all of the other parties.  Delivery of an executed counterpart of this Limited Guarantee by facsimile shall be effective to the fullest extent permitted by applicable Law.

16.           Entire Agreement; No Third-Party Beneficiaries.  This Limited Guarantee constitutes the entire agreement, and supersedes all prior agreements, arrangements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  No provision of this Limited Guarantee is intended to confer upon any Person other than the parties any rights or remedies.

17.           Confidentiality.  Other than as required by Law (including as may be required in connection with any filing with the SEC in connection with the Merger) or the rules of any national securities exchange, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity the contents of this Limited Guarantee, other than to Parent and Merger Sub and their advisors who are instructed to maintain the confidentiality of this Limited Guarantee in accordance herewith.

18.           Governing Law.  This Limited Guarantee and all disputes between the parties under or related to this Limited Guarantee or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of New York, without reference to conflicts of laws principles.

19.           Submission to Jurisdiction.  Each party to this Limited Guarantee hereby (a) agrees that any litigation, proceeding or other legal action brought in connection with or relating to this Limited Guarantee or any matters or transactions contemplated hereby shall be brought, heard and determined exclusively in the courts of the State of Delaware located in New Castle County, Delaware or the federal courts of the United States of America located in the District of Delaware, (b) agrees not to bring any action or proceeding arising out of or relating to this Limited Guarantee or any matters or transactions contemplated by this Limited Guarantee in any other court, (c) consents and irrevocably submits itself to personal jurisdiction in connection with any such litigation, proceeding or action in any such court described in clause (a) of this Section 19, as well as to the jurisdiction of all courts to which an appeal may be taken from such court, and to service of process upon it in accordance with the rules and statutes governing service of process, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (e) expressly waives to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum, (f) designates, appoints and directs Corporation Service Company, as its authorized agent to receive on its behalf service of any and all process and documents in such litigation, proceeding or action in the State of Delaware, (g) agrees to notify the other party to this Limited Guarantee immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly designate another agent in the State of Delaware to serve in place of such agent and deliver to the other party written evidence of such substitute agent’s acceptance of such designation, (h) agrees, to the fullest extent permitted by Law, as an alternative method of service to service of process in such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 12, (i) agrees, to the fullest extent permitted by Law, that any service made as provided herein shall be effective and binding service in every respect and (j) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable Law.  Each of the parties further agrees to waive any bond, surety or other security that might be required of the other party with respect to any action or proceeding, including an appeal thereof.

20.           Waiver of Jury Trial.  EACH PARTY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS GUARANTEE OR ANY MATTERS CONTEMPLATED HEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

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IN WITNESS WHEREOF, the parties have caused this Limited Guarantee to be duly executed by their respective authorized officers all as of the date first written above.

MIDOCEAN PARTNERS III, L.P.

By:           MidOcean Associates, SPC, for and on                                                                behalf of its Segregated Portfolio,
MidOcean Partners Segregated Portfolio III

By:
Name:
Title:

MIDOCEAN PARTNERS III-A, L.P.

By:           MidOcean Associates, SPC, for and on                                                                behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III

By:
Name:
Title:

MIDOCEAN PARTNERS III-D, L.P.

By:           MidOcean Associates, SPC, for and on                                                                behalf of its Segregated Portfolio,
MidOcean Partners Segregated Portfolio III

By:
Name:
Title:

PRE-PAID LEGAL SERVICES, INC.

By:           ______________________________
Name:
Title:

EXHIBIT B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

[SURVIVING CORPORATION]

For the purposes of establishing a corporation for the transaction of the business and the promotion and conduct of the objects and purposes hereinafter stated under the provisions and subject to the requirements of the Oklahoma General Corporation Act, as it may be amended from time to time (hereinafter referred to as the “Act”), the undersigned does make and file this Certificate of Incorporation and does hereby certify as follows:

FIRST:                        The name of the Corporation is:

[Surviving Corporation]

SECOND:  The duration of the Corporation is perpetual.

THIRD:  The address of its registered office in the State of Oklahoma is 115 S.W. 89th Street, Oklahoma City, Oklahoma 731139-8511. The name of its registered agent at such address is Corporation Service Company.

FOURTH:  The nature of the businesses or purposes to be conducted or promoted are:

To conduct any lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which corporations may be organized under the Act, and in general, to possess and exercise all the powers and privileges granted by the Act or by any other law of Oklahoma or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the businesses or purposes of the Corporation.

FIFTH:  The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of which shall be Common Stock.  The par value of each such share of Common Stock is One Cent ($.01), amounting in the aggregate to One Dollar ($1.00) of capital.  Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter upon which holders of Common Stock are entitled to vote.

SIXTH:  (1) Indemnity for Third Party Actions.  To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(2) Indemnity for Action by or in right of Corporation.  To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such suit or action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH.  (1) To the fullest extent that the Act as it existed on  [INSERT DATE OF CLOSING OF MERGER] (the  “Effective Date”), permits the limitation or elimination of the liability of directors,  no director  of  this  Corporation  shall  be  liable  to this  Corporation  or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such  director  occurring  prior to the time of such amendment or repeal.

(2) If the Act is amended after the Effective Date to further limit or eliminate liability of this Corporation's directors for breach of  fiduciary  duty,  then a director  of this  Corporation  shall not be liable for any such  breach to the  fullest  extent  permitted  by the  Act as so amended.  If the Act is amended  after the  Effective  Date to increase or expand  liability  of this Corporation’s  directors for breach of fiduciary  duty, no such amendment  shall apply to or have  any  effect  on the  liability  or  alleged  liability  of any director of this  Corporation  for or with  respect to any acts or  omissions of such  director  occurring  prior  to the  time of such  amendment  or  otherwise adversely  affect  any right or  protection  of a director  of this  Corporation existing at the time of such amendment.

EIGHTH:                      The Corporation reserves the right to amend or repeal any provision contained herein, to add any additional provisions hereto, to increase or decrease the number of authorized shares of stock, or to restate this Certificate of Incorporation in its entirety in the manner now or hereafter prescribed by the Act.